Exhibit 10.3

BALTIMORE, MARYLAND

COMMERCIAL LEASE

by and between

THE CAN COMPANY, LLC,

a Maryland limited liability company

(Landlord)

and

MILLENNIAL MEDIA, INC.

(Tenant)

EXHIBITS

A.                                    Plan showing Project and Building

B.                                    Drawing showing approximate location of Premises

C.                                    Landlord’s Work

D.                                    Current Rules and Regulations

E.                                     Construction of Improvements Work Letter

F.                                      Sign Criteria

i

G.                                    Applicable Exclusive Provisions

H.                                   Field House Equipment List

I.                                        Parking

J.                                        Location of Tenant’s Signage

ii

COMMERCIAL LEASE

THIS COMMERCIAL LEASE (the “Lease”) is made on this 1st day of January, 2014 (the “Effective Date”), by and between THE CAN COMPANY, LLC, a Maryland limited liability company and Can Company Tenant, LLC, a Maryland limited liability company (collectively, the “Landlord”), and MILLENNIAL MEDIA, INC., a Delaware corporation (the “Tenant”).

IN CONSIDERATION of the agreements and covenants hereinafter set forth, Landlord and Tenant mutually agree as follows:

ARTICLE 1

DEFINITIONS

1.1          As used herein, the following terms shall have the following meanings:

“Base Rent” has the meaning given it in subsection 4.1.

“Building” means collectively the buildings used for retail purposes, office purposes, and related accessory uses in the development known as The Can Company and located on Boston Street, in Baltimore, Maryland.  The Building, currently contains approximately 200,300 rentable square feet, subject to adjustment from time to time, and is more particularly shown on Exhibit “A”. The names of individual buildings are identified on Exhibit “A”.

“Building Service Equipment” means all apparatus, machinery, devices, fixtures, appurtenances, equipment and personal property now or hereafter located on the Premises and owned by the Landlord.

“Common Areas” means those areas and facilities of the Project which may be designated by the Landlord from time to time as common areas (portions of which may from time to time be relocated and/or reconfigured by the Landlord in its sole discretion so long as reasonable access to and from the Premises is maintained), which Common Areas include footways, sidewalks, Parking Areas, lobbies, elevators, stairwells, corridors, restrooms, and certain exterior areas on the Project, subject, however, to the Rules and Regulations, and excepting therefrom any such areas so described, which are located in parts of the Building known as the Signature Building, the Annex, the to-be-constructed Entry Volume the Boiler House, or the Factory Building, all of which are to be treated as part of the Tenant’s Premises as defined below.

“Default Rate” means an annual floating rate of interest equal to four (4) percentage points in excess of the prime rate of interest as announced from time to time by Bank of America, or its successor.

“Insurance Premiums” means the aggregate of any and all premiums paid by the Landlord for hazard, property, casualty, liability, loss-of-rent, workers’ compensation, boiler and machinery or other insurance upon any or all of the Project.

“Landlord” means the Person hereinabove named as such and its successors and assigns.

“Lease Year” means (a) the period commencing on the Rent Commencement Date and terminating at 11:59 p.m. on the first anniversary of the last day of the month in which the Rent Commencement Date occurs, and (b) each successive period of twelve (12) calendar months thereafter during the Term.

“Operating Costs” means any and all costs and expenses incurred by the Landlord for services performed by the Landlord or by others on behalf of the Landlord with respect to the operation and maintenance of the Premises, Building, the Project, and the Common Areas located therein and serving or allocable to the Premises (including the Parking Areas) in a manner deemed reasonable and appropriate by Landlord, including, without limitation, all costs and expenses of:

(a)           operating, maintaining, repairing, lighting, signing, cleaning, removing trash from, painting, striping, controlling of traffic in, controlling of rodents in, policing and securing the Common Areas;

(b)           purchasing and maintaining in full force insurance for the Project as deemed necessary in Landlord’s and Lender’s discretion;

(c)           operating, maintaining, repairing and replacing machinery, furniture, accessories and equipment used in the operation and maintenance of the Project, and the personal property taxes and other charges incurred in connection with such machinery, furniture, accessories and equipment;

(d)           maintaining and repairing roofs, awnings, paving, curbs, walkways, drainage pipes, ducts, conduits, grease traps and lighting fixtures throughout the Common Areas;

(e)           interior and exterior planting, landscaping, replanting and replacing flowers, shrubbery, trees, grass and planters;

(f)            providing electricity, heating, ventilation and air conditioning to the Common Areas and HVAC service to the Building, and operating, maintaining and repairing any equipment used in connection therewith, but excepting from same this same category of charges which are being paid for directly by Tenant elsewhere in this Lease;

(g)           water and sanitary sewer services and other services, if any, furnished to the Common Areas for the non-exclusive use of tenants;

(h)           parcel pick-up, delivery and other similar services;

(i)            cleaning, operating, maintaining and repairing the Project;

(j)            accounting, audit and management fees and expenses, including a property management fee not to exceed four percent (4%) of Landlord’s gross rental receipts, and payroll, payroll taxes, employee benefits and related expenses of all personnel engaged in the operation, maintenance, and management of the Project (including the Parking Areas);

(k)           the cost and expense of complying with all federal, state and local laws, orders, rules, fees, directives, permits, regulations and ordinances applicable to the Project which are now in force, or which may hereafter be in force, as well as applicable covenants and restrictions;

(l)            the cost (including legal, architectural and engineering fees incurred in connection therewith) of any improvement made to the Project during any Operating Year either (x) in order to comply with a legal requirement or insurance requirement, whether or not such legal requirement or insurance requirement is valid or mandatory, (y) with the reasonable expectation by Landlord of reducing Operating Costs (as, for example, a labor-saving improvement) or enhancing services, or (z) in lieu of a repair; provided, however, to the extent the cost of such improvement is required to be capitalized under generally accepted accounting principles, such cost, plus financing charges, shall be amortized over the useful economic life of such improvement as reasonably estimated by Landlord, and the annual amortization shall be deemed an Operating Cost in each of the Operating Years during which the cost of the improvement is amortized;

(m)          providing janitorial and trash removal services to the Project and Premises (to the extent not provided by Tenant as required hereunder);

(n)           all other costs of maintaining, repairing or replacing any or all of the Building (including expenses of landscaping, snow, ice, water and debris removal, outdoor lighting, and exterior signage relating to the Project);

(o)           the cost of all capital improvements made to the Building which are reasonably necessary to replace equipment existing as of the Rent Commencement Date and which are not provided for in subsections (a) through (n) above; provided that the cost of each such capital improvement, together with any financing charges incurred in connection therewith, shall be amortized over the useful economic life thereof, as reasonably determined by Landlord; and

Notwithstanding the foregoing, the following items shall be excluded from Operating Costs:

(aa)         franchise, income taxes, or excess profit imposed upon Landlord;

(bb)         debt service on Mortgages and any costs and expenses relating to a refinancing or debt modification, including legal fees, title insurance premiums, survey expenses, appraisals, environmental reports, or engineering reports;

(cc)         leasing commissions, brokerage fees or legal fees incurred in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases and related documents with respect to the leasing, assignment or subletting of space for any occupant of the Building;

(dd)         the cost of tenant installations incurred in connection with preparing space for a new tenant or refurbishing or renovating space for an existing tenant;

(ee)         salaries and other compensations of personnel not responsible for the day to day management, maintenance, operation and care for the property;

(ff)          costs of compliance, in the Common Areas only, with the Americans with Disabilities Act;

(gg)         capital costs, depreciation or amortization (except as provided in the list of inclusions for Operating Costs under items (l) and (o) above);

(hh)         all costs applicable solely to any additional buildings constructed on the Project;

(ii)           capital expenditures required by Landlord’s failure to comply with Laws (hereinafter defined);

(jj)           costs incurred for capital improvements to reduce Operating Costs above the amount actually saved as the result of such capital improvements (although Landlord may include as part of Operating Costs, the amortization of savings from any such capital improvements);

(kk)         income, excess profit, franchise taxes or other such taxes imposed on or measured by the gross or net income of Landlord from the operation of the Building;

(ll)           any amounts paid to any person, firm or corporation related to or otherwise affiliated with Landlord or any general partner, officer, director or shareholder of Landlord or any of the foregoing, to the extent the same exceeds arm’s length competitive prices paid in Baltimore, Maryland for similar services or goods;

(mm)      costs incurred to remove any hazardous materials or other toxic material or substances from either the Building or the Premises;

(nn)         costs relating to maintaining Landlord’s existence, either as a corporation, partnership, trust or other entity, such as trustee’s fees, annual fees, partnership expenses, and legal and accounting fees (other than with respect to Building operations);

(oo)         Landlord’s general corporate office overhead expenses or costs and expenses of any management or marketing offices which are not related to the day to day operation of the Property;

(pp)         costs and expenses resulting from the negligence or willful misconduct of Landlord or its employees, contractors or agents; and

(qq)         attorney’s fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective Tenants, other occupants of the Project, or other third parties.

“Operating Year” means each respective calendar year or part thereof during the Term, or, at the Landlord’s option, any other 12-month period or part thereof designated by the Landlord during the Term.

“Parking Areas” means those portions of the Common Areas or other areas under Landlord’s control which from time to time are designated by the Landlord for the parking of automobiles and other automotive vehicles while engaged in business upon the Premises (other than while being used to make deliveries to and from the Premises), including the parking garages located in the Project.

“Person” means a natural person, a trustee, a corporation, a limited liability company, a partnership and/or any other form of legal entity.

“Premises” means the following certain spaces having rentable areas of the amount of square feet (subject to measurement according to standards provided herein) as identified below, and all, as more particularly depicted on Exhibit “B”; provided, that if at any time hereafter any portion of the Premises becomes no longer subject to this Lease, “Premises” shall thereafter mean so much thereof as remains subject to this Lease.  In addition, “Premises” shall mean, collectively and individually the (i) “Existing Premises”, which are those portions of the Premises annotated below as being “already occupied by Tenant,” the (ii) “Expansion Premises” which are those portions of the Premises annotated below as being “Expansion Premises” which are to be delivered subsequent to Lease signing and construction and/or renovation and which will, upon delivery to the Tenant, become part of the final Premises.

The “Existing Premises” (which excludes approximately 15,093 square feet Tenant occupies in the Building pursuant to an existing Sublease Agreement between Tenant and TravelClick, Inc.) are such portions of the Premises currently occupied by Tenant pursuant to a lease dated July 11, 2008, by and between Landlord and Tenant, as amended.  Upon the Effective Date hereof, the terms of such lease, including eight (8) amendments thereto, shall expire and be of no further force and effect.  The Existing Premises already occupied by Tenant consist of the following spaces: Annex Building, Field (also known as Boiler) House Building, and portions of the Signature Building.

The “Expansion Premises” are to be delivered subsequent to Lease signing and will upon delivery become part of the “Premises”, and consist of the following:  the Bridge, Factory Building, Entry Volume/Field House/Annex Building and the Lobby portion of the Signature Building.  As noted, several of the Existing Premises will be consolidated into the Expansion Premises during construction and/or renovation in order to create the Expansion Premises.

“Property” means that certain parcel of land known containing approximately 4.3 acres, more or less, together with the Building thereon.  The Property is more particularly shown on Exhibit “A”.

“Project” means that certain project located in Baltimore City, Maryland known as The Can Company more particularly shown on Exhibit “A” of which the Building and Property is a part, which Project includes commercial and retail use.

“Rent” means all Base Rent and all Additional Rent.

“Rules and Regulations” means the reasonable rules and regulations having uniform applicability to all tenants of the Project (subject to their respective leases) and governing their use and enjoyment of the Project; provided that such rules and regulations shall not materially interfere with the Tenant’s use and enjoyment of the Premises in accordance with this Lease for its uses as permitted hereunder.  The current Rules and Regulations are attached hereto as Exhibit “D”.

“Tax Year” and “Real Estate Tax Year” means the 12-month period beginning July 1 of each year or such other 12-month period (deemed for the purposes of this Lease to have 365 days) established as a real estate tax year by the taxing authority having lawful jurisdiction over the Property.

“Taxes” means the aggregate of any and all real property and other taxes, metropolitan district charges, front-foot benefit assessments, special assessments and other taxes or public or private assessments or charges levied against any or all of the tax parcel containing the Premises.

“Tenant” means the Person hereinabove named as such and its successors and permitted assigns hereunder.

“Tenant’s Proportionate Share” is used to determine the amount of certain expenses to be borne by Tenant as provided herein.  The parties acknowledge that the Buildings of which the Premises are a part are operated in conjunction with one or more adjacent buildings comprising the Project as to which some, but not all, operating expenses are shared so that different expense items may apply to less than all of the Project.  Accordingly “proportionate share” for each type of expense shall be equal to a fraction, the numerator of which shall be the number of square feet of leasable floor area in the Premises, from time to time, and the denominator of which shall be the number of square feet of leasable floor area in that portion of the Project (whether leased or occupied or not) as to which the expense element applies as determined by Landlord in accordance with reasonable commercial leasing and property management practices.

“Tenant’s Share of Operating Costs” shall be the amount of (i) the Operating Costs for the Operating Year in question, less the Operating Costs for the calendar year, also known as the “Base Year” of 2014, multiplied by (ii) Tenant’s Proportionate Share.  As noted in Section 4 below, Tenant will only be responsible for its share of the increase in Operating Costs over a Base Year of 2014.

“Tenant’s Share of Taxes” shall be the amount of (i) the Taxes for the Tax Year in question, less the Taxes for the Base Real Estate Tax Year of 2014-2015 multiplied by (ii) Tenant’s Proportionate Share.  As noted in Section 4 below, Tenant will only be responsible for its share of the increase in Taxes over a Base Year of 2014-2015.

“Term” means the Original Term plus any exercised renewals thereof.

ARTICLE 2

PREMISES; MEASUREMENT.

2.1          Premises.  The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord the Premises together with the right to use, in common with others, the Common Areas.

2.2          Rentable Area.  The rentable area of the Premises shall be 95,911 square feet plus or minus adjustment based upon the actual rentable area of the to-be-built “Entry Volume” relative to its current estimated rentable area of 2,586 square feet.  The actual rentable area of the to-be-constructed “Entry Volume” shall be subject to verification by Landlord’s architect and Tenant’s design consultant.  For the purpose of calculating Rent, Additional Rent, Tax payments, and for any other purpose under this Lease, the square footage of the various portions of the Premises shall be those set forth in the Rent Commencement table in section 3.1(b), below and shall be adjusted accordingly following Tenant’s occupancy of the various portions of the Premises.

2.3          TravelClick Sublease Space.  The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, approximately 15,093 square feet of space located on the 2nd floor of the Signature Building upon the earlier of (a) May 1, 2016 or (b) the termination of the existing TravelClick Sublease.  From and after such date, the Premises shall be amended to include the 15,093 square feet of space.

ARTICLE 3

TERM

3.1          Original Term; Occupancy Date.

(a)           This Lease shall be for a term (the “Original Term”) commencing as set forth below and ending at 11:59 p.m. on the tenth (10th) anniversary of the last day of the month in which Landlord delivers the last of the to-be-constructed Entry Volume, and accompanying Boiler House, Annex and Bridge Spaces (which date is hereinafter referred to as the “Termination Date”).  The Termination Date shall be applicable to all portions of the Premises, regardless of the date that any given portion of the Premises is delivered to Tenant.

(b)           (i) Pursuant to the terms of this Lease, the Tenant shall occupy portions of the Premises in accordance with the chart set forth below (“Occupancy Date”).

Premises	Rentable Area (Sq. Ft.)	Occupancy Date:	Rent Commencement Date
Factory Building
3rd Floor	48,652	Earlier of: (i) July 1st, 2014 or (ii) upon delivery.	Earlier of: (i) July 1st, 2014 or (ii) upon delivery.
Bridge and Landing	712	Earlier of: (i) October 1st, 2014 or (ii) upon delivery.	Earlier of: (i) October 1st, 2014 or (ii) upon delivery.
Subtotal	49,364

“Entry Volume” / Field House / Annex
“Entry Volume”	2,586	Earlier of: (i) October 1st, 2014 or (ii) upon delivery of the referenced Expansion Premises.	Earlier of: (i) October 1st, 2014 or (ii) upon delivery of the referenced Expansion Premises.
Field House, Signature Building Ground Floor	10,360	Earlier of: (i) October 1st, 2014 or (ii) upon delivery of the referenced Expansion Premises.	Earlier of: (i) October 1st, 2014 or (ii) upon delivery of the referenced Expansion Premises.
Annex (Existing)	3,415	Currently occupied by Tenant	*January 1, 2014
Subtotal	16,361

Signature Building
3rd Floor	15,093	Currently occupied by Tenant	January 1, 2014
4th Floor	15,093	Currently occupied by Tenant	January 1, 2014
Subtotal	30,186

Total Rentable Area	95,911

*Subject to abatement during construction Expansion Premises.

(c)                                  Those spaces not yet occupied by Tenant shall be delivered to Tenant as they become available, with delivery of said spaces anticipated to take place across the first three quarters of 2014, and in all events, no later than October 1st, 2014.  The parties acknowledge and agree that any delay in removing the tenants currently occupying the Expansion Space will result in a delay in Tenant’s occupancy of the same.

(d)                                 The parties acknowledge that the portion of the Premises designated as the Field House, is improved by, and contains fixtures within, certain assets including but not limited to electronics, furniture, kitchen equipment, inventory and other assets which are set forth in greater detail on Exhibit “H” (“FF&E”).  Landlord hereby grants Tenant the right to make use of all such FF&E during the Term of the Lease, at no additional cost; however, in the event Tenant elects to use such FF&E, said FF&E shall be left in the Premises at the end of the Term in the same condition as when received, normal wear and tear excepted.  If Tenant does not elect to use any of such FF&E, Landlord shall be responsible for removing any such FF&E from the Premises, at Landlord’s sole cost and expense.

3.2                               Confirmation of Commencement and Termination. After (a) the Rent Commencement Date for each portion of the Premises listed above, and (b) the Termination Date, the Landlord shall confirm in writing by instrument in recordable form that, respectively, such rent commencement or such termination has occurred, setting forth therein, respectively, the Rent Commencement Date and the Termination Date.

3.3                               Renewal.  Tenant shall have the option to renew the Term of this Lease for two (2) periods of five (5) years each (the “Renewal Term”).  Tenant shall exercise the options by providing written notice to Landlord of its election to exercise such options no later than twelve (12) months prior to the expiration of the then current Term; provided, however, that Tenant’s options to renew shall be subject to the condition that no default shall have occurred and be continuing after applicable notice and cure periods have expired as of the date of Tenant’s exercise of such options or as of the date of commencement of the Renewal Terms.  Tenant shall have no other right to renew this Lease after the Renewal Terms.  Except as otherwise expressly provided in this Lease, all terms, covenants, and conditions of this Lease shall remain in full force and effect during the Renewal Term, except that the Rent applicable to the Renewal Term shall be as set forth in Section 4.1(b).  If the Tenant fails to give notice exercising the foregoing option by the date required herein, or if at the time Tenant exercises such options or at commencement of the Renewal Terms the Tenant is in default of any term of this Lease beyond any applicable notice and cure period, then Tenant’s rights and options to renew shall be automatically terminated and of no further force or effect.

3.4                               Surrender. The Tenant, at the expiration of the Term or any earlier termination of this Lease, shall at its expense (a) surrender to the Landlord possession of the Premises (including any fixtures or other improvements which are owned by the Landlord) in as good order and repair as on the Effective Date (ordinary wear and tear and damage by casualty excepted) and broom clean, (b) remove therefrom all signs, goods, effects, machinery, fixtures and equipment used in conducting the Tenant’s trade or business which are neither part of the Building Service Equipment nor owned by the Landlord.  In the event Tenant fails to properly remove all of its personal property in accordance with the terms of this Section 3.4, Landlord at its option may either (i) cause that property to be removed at the risk and expense of Tenant (both as to loss and damage), and Tenant hereby agrees to pay all reasonable costs and expenses incurred thereby, including sums paid to store the property elsewhere and the cost of any repairs to the Premises caused by the removal of the property, or (ii) upon five (5) days’ written notice to Tenant, which the parties agree is commercially reasonable, sell at public or private sale any or all of such property, whether exempt or not from sale under execution or attachment (such property being deemed charged with a lien in favor of Landlord for all sums due hereunder), with the proceeds to be applied as set forth in this Lease, or (iii) at Landlord’s option, title for such personal property shall pass to Landlord.  Tenant shall not vacate or abandon the Premises at any time during the Term and discontinue the payment of Base Rent, but if Tenant does vacate or abandon the Premises or is dispossessed by process of law, any personal property belonging to Tenant and left on the Premises may, at the option of the Landlord, be deemed to have been abandoned by Tenant, and the provisions of this Section shall apply.

3.5                               Holding Over.  If the Tenant continues to occupy the Premises after the expiration of the Term or any earlier termination of this Lease without obtaining the Landlord’s express, written consent thereto (which consent Landlord may grant or withhold in the exercise of its sole and absolute subjective discretion), then:

(a)                                 such occupancy (unless the parties hereto otherwise agree in writing) shall be deemed to be under a month-to-month tenancy, which shall continue until either party hereto notifies the other in writing, at least thirty (30) days in advance that the notifying party elects to terminate such tenancy at the end of such calendar month, in which event such tenancy shall so terminate;

(b)                                 anything in this section to the contrary notwithstanding, the Rent payable for each such monthly period shall equal the sum of (a) one-twelfth (1/12) of that amount which is equal to 150% of the Base Rent for the Lease Year during which such expiration of the Term or termination of this Lease occurs, plus (b) the Additional Rent payable hereunder; and

(c)                                  except as provided herein, such month-to-month tenancy shall be on the same terms and subject to the same conditions as those set forth in this Lease.

3.6                               Except as otherwise provided in Section 3.3 above, Tenant shall have no other rights of renewal or extension.

ARTICLE 4

RENT; SECURITY DEPOSIT

As Rent for the Premises, the Tenant shall pay to the Landlord all of the following:

4.1                               A.                                    Base Rent.  An annual rent (the “Base Rent”) for the Original Term as follows:

Month Starting	Annual Base Rent	Monthly Base Rent
January 1, 2014 — June 30, 2014		$63,655.00
July 1, 2014 — September 30, 2014		$168,054.08

October 1, 2014 to September 30, 2015	$2,469,708.25	$205,809.02
October 1, 2015 to September 30, 2016	$2,537,625.23	$211,468.77
October 1, 2016 to September 30, 2017	$2,607,409.92	$217,284.84
October 1, 2017 to September 30, 2018	$2,679,113.69	$223,259.47
October 1, 2018 to September 30, 2019	$2,752,789.32	$229,399.11
October 1, 2019 to September 30, 2020	$2,828,491.03	$235,707.59
October 1, 2020 to September 30, 2021	$2,906,274.53	$242,189.54
October 1, 2021 to September 30, 2022	$2,986,197.08	$248,849.76
October 1, 2022 to September 30, 2023	$3,068,317.50	$255,693.13
October 1, 2023 to September 30, 2024	$3,152,696.23	$262,724.69

B.                                    For purposes of the space currently known as the TravelClick Sublease space, the Base Rent shall be as follows:

Monthly Rent Schedule per Existing TravelClick Sublease (paid directly to TravelClick until the expiration or earlier termination of the Sublease)

Month Starting	Monthly Base Rent
January 1, 2014	$26,932.50
February 1, 2014 to January 31, 2015	27,875.14
February 1, 2015 to January 31, 2016	28,850.77
February 1, 2016 to April 30, 2016	29,860.54

Travel Click Rent Schedule upon Scheduled Sublease Expiration

Month Starting	Annual Base Rent	Monthly Base Rent
May 1, 2016 to September 30, 2016		$33,277.71
October 1, 2016 to September 30, 2017	$410,314.08	34,192.84
October 1, 2017 to September 30, 2018	421,597.80	35,133.15
October 1, 2018 to September 30, 2019	433,191.72	36,099.31
October 1, 2019 to September 30, 2020	445,104.48	37,092.04
October 1, 2020 to September 30, 2021	457,344.84	38,112.07
October 1, 2021 to September 30, 2022	469,921.80	39,160.15
October 1, 2022 to September 30, 2023	482,844.72	40,237.06
October 1, 2023 to September 30, 2024	496,122.96	41,343.58

C.                                    During the Renewal Terms (if exercised), Base Rent shall be, in the first year of any such Renewal Term, in an amount equal to the greater of (i) ninety five percent (95%) of the then-current Market Rate (as defined below) or (ii) ninety percent (90%) of the Base Rent in the year immediately preceding the first year of the Renewal Term.  For all subsequent years of each Renewal Term, the Base Rent shall be increased annually by two and three-quarters percent (2.75%).

D.                                    Any language to the contrary in this Lease notwithstanding, Tenant shall receive rent abatement with respect to 3,415 square feet known as the Annex and the former Prudential Space which Tenant shall be required to vacate in order to allow the new improvements to the Premises and the Building to be made.  Said abatement shall begin one (1) business day prior to the date Tenant vacates the entirety of said particular portion of the Premises and shall terminate on the date said space is re-delivered to Tenant.

E.                                    In connection with the 5th Addendum of Lease executed by and between Landlord and Tenant, between December 28, 2012 and June 30, 2013, Tenant paid an “Option Fee” of, in the aggregate, Thirty Thousand and 00/100 Dollar ($30,000.00).  The 5th Addendum

provided that in the event the Tenant executed a lease for more than fifty-percent (50%) of the “Option Space” (as that term was defined in said 5th Addendum) that Tenant would receive a credit against the Base Rent for said Option Fee (“Rent Credit”).  This Lease fulfills the requirements of said 5th Addendum to allow said Rent Credit. Accordingly, at Rent Commencement for any portion of the Premises under this Lease, Tenant shall receive a Rent Credit equal to the first Thirty Thousand and 00/100 Dollar ($30,000.00) of Base Rent due hereunder.

F.                                     In addition, Landlord hereby agrees to provide Tenant with a rent credit in the amount of $ $39,224.98, to be applied at Tenant’s option, against the payment of Base Rent at any time prior to September 30, 2014.

G.                                   In the event Landlord pays the Additional Allowance to Tenant (as set forth in paragraph 15 of the Construction of Improvements Work Letter (“Work Letter”), Exhibit “E” attached hereto and incorporated herein), Tenant’s Base Rent shall be increased by the amount determined by the amortization of the Additional Allowance, over the length of this Lease at an annual interest rate equal to 8.0%.

H.                                   (a)  The “Market Rate” shall be the prevailing market rate of rent and all charges for comparable space in the Baltimore, Maryland market at the end of the Term as increased in accordance with market rate annual escalations. If Tenant exercises its option to renew hereunder, Tenant and Landlord shall make a good faith effort to agree on the Market Rate on or before a date (the “Outside Negotiation Date”) which is no later than ten (10) months prior to the expiration of the then current Term, and prior to implementing the procedures set forth below if the parties are unable to agree. If Landlord and Tenant are unable to agree upon the Market Rate by the Outside Negotiation Date, then Landlord and Tenant shall determine the Market Rate in accordance with the appraisal procedure set forth herein. Within ten (10) days after the Outside Negotiation Date, the parties shall appoint a broker who shall be mutually agreeable to both Landlord and Tenant, shall have at least ten (10) years’ experience as a broker of commercial leasehold estates, and shall be knowledgeable in office rentals in the Baltimore, Maryland market. If the parties are unable to agree on a broker within such ten (10) day period, then each party, within five (5) days after the expiration of such ten (10) day period, shall appoint a broker (with the same qualifications) and the two (2) brokers (or the one broker if either Landlord or Tenant fails timely to appoint a broker) shall together appoint a third broker with the same qualifications. The broker or brokers so appointed then shall determine, within thirty (30) days after the appointment of such broker or brokers, the then Market Rate for the Premises. Among the factors to be considered by the broker(s) in determining the fair market base rent for the Premises shall be those factors set out below. The figure arrived at by the broker (or the average of the figures arrived at by the three brokers, if applicable) shall be used as the Market Rate for such renewal terms, If the three broker method is chosen, then if any broker’s estimate of fair Market Rate is either (x) less than ninety percent (90%) of the average figure or (y) more than one hundred ten percent (110%) of such average, then the fair market rent will be either (1) the average of the remaining two (2) appraisal figures falling within such a range of percentages, (2) the remaining appraisal that is within such range of percentages or (3) if none of the figures are within such range, the average of the three (3) appraisals. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

(b)                                 In determining the Market Rate, the parties hereto and such brokers shall be guided by the following principles: the Market Rate shall be determined by reference to comparable office space in office buildings in the Baltimore, Maryland metropolitan area most comparable to the quality, location, amenities, stature, reputation, visibility and services of the Building. The Market Rate shall take into account the fact that there are no new tenant improvements to be constructed by Landlord nor other lease-up costs (except broker commissions, if any) and shall provide for updating the Base Operating Costs to the first year of each renewal term, if such factors are considered market concessions at such time. The valuation shall be conducted in accordance with the provisions of this Section and, to the extent not inconsistent herewith, in accordance with the then prevailing rules of the American Arbitration Association in Maryland (or any successor thereto). The final determination of such brokers shall be in writing and shall be binding and conclusive on the parties, each of whom shall receive counterpart copies thereof. In rendering such decision the brokers shall not add to, subtract from, or otherwise modify the provisions of this Lease. In determining the Market Rate, the brokers shall consider all the items set forth above for consideration in determining the Market Rate. Instructions to such effect shall be given to the brokers.

4.2                               Percentage Rent.

Left Intentionally Blank.

4.3                               Additional Rent.  Additional rent (“Additional Rent”) shall include any and all charges or other amounts which the Tenant is obligated to pay to the Landlord under this Lease, other than the Base Rent.

4.4                               Operating Costs.

(a)                                 Computation.  Within one hundred twenty (120) days after the end of each calendar year during the Term, the Landlord shall compute the total of the Operating Costs incurred for the Building during such calendar year, and the Landlord shall allocate them to each separate rentable space within the Building in proportion to the respective operating costs percentages assigned to such spaces.  Within such one hundred twenty (120) day period, the Landlord shall send to the Tenant an annual statement setting forth the Operating Costs for the applicable calendar year (the “Operating Costs Statement”).  Notwithstanding anything herein to the contrary, wherever the Tenant and/or any other tenant of space within the Building has agreed in its lease or otherwise to provide any item of such services partially or entirely at its own expense, or wherever in the Landlord’s reasonable judgment any such significant item of expense is not incurred with respect to or for the benefit of all of the net rentable space within the Building, in allocating the Operating Costs pursuant to this subsection, the Landlord shall make an appropriate adjustment, using generally accepted accounting principles and/or sound commercial office lease management practices so as to avoid allocating to the Tenant or to such other tenant (as the case may be) those Operating Costs covering such services already being provided by the Tenant or by such other tenant at its own expense, or to avoid allocating to all of the net rentable space within the Project those Operating Costs incurred only with respect to a portion thereof, as aforesaid.  The Tenant shall have the right to review the books and records of the Landlord with respect to the calculation of Operating Costs for the prior Lease Year or the Base Year at the Landlord’s office during normal business hours, at the Tenant’s sole expense, provided (i) the Tenant provides at least fifteen (15) days’ advance written notice to the Landlord of its desire to inspect such books and records, and (ii) such request is made within one hundred twenty (120) days after the Operating Costs Statement is delivered by the Landlord to the Tenant; provided, however, Tenant shall have the right to audit the Base Year at any time following the determination that there are discrepancies totaling more than five percent (5%) in the annual Operating Costs.  Tenant may not hire, engage, make use of, consult, employ or utilize any person, firm, corporation or entity on a contingent fee basis, with respect to Tenant’s inspection of such books and records.  Any audit that discloses a discrepancy of more than five percent (5%) in the annual Operating Costs shall be at Landlord’s expense and Landlord shall reimburse Tenant for such cost (including reasonable attorneys’ fees) within thirty (30) days of the result of the audit.

Landlord shall, within thirty (30) days prior to the commencement of each calendar year, provided Tenant with an estimated Operating Expense budget for the upcoming calendar year, which budget shall include details addressing the actual (if known), or estimated, real estate taxes for the upcoming calendar year.

(b)                                 Payment as Additional Rent.  The Tenant shall pay as Additional Rent to the Landlord, Tenant’s Share of the increase in Operating Costs over the Operating Costs of calendar year 2014 (the “Base Year”).  The Tenant shall also pay as Additional Rent to the Landlord, Tenant’s Share of the increase in Real Estate Taxes over the Real Estate Taxes of the tax year 2014-2015 (the “Real Estate Tax Base Year”). The Tenant shall also pay as Additional Rent to the Landlord, Tenant’s Share of the increase in insurance costs over the insurance costs of 2014 (the “Insurance Base Year”).  With respect to the Real Estate Taxes, the tax component of the Landlord’s operating cost basis shall be based upon an assessment attributable to the Tenant’s improvements reflecting the to-be-built or renovated improvements.  If the Property’s real estate taxes during the Real Estate Tax Base Year are not based upon a new assessment, the real estate tax base shall be adjusted when the new assessment has been made.  There shall be excluded from the definition of Real Estate Taxes any taxes based on increases in assessed value due to (a) any sale, transfer or conveyance of the Building or Property, including any of landlord’s right, title or interest thereto; (b) any mortgaging or refinancing of the property; (c) improvements for other occupants of the property; (d) capital improvements to the property which do not benefit Tenant; and (e) increases in the rentable area of the Building and additions to the Property (although in the event Tenant constructs a fifth (5th) floor on the Building, then in that event Tenant shall pay Tenant’s Proportionate share of the increase solely attributable to the increase in Property Taxes for said additional Premises, if any).  Any language to the contrary in this Lease notwithstanding, Tenant shall pay one hundred percent (100%) of the Operating Expenses, without any limitation to a Base Year, solely attributable to the “mezzanine improvements” in the Premises (the “mezzanine improvements” specifically refers to the anticipated construction of a “mezzanine area” in the Field House portion of the Premises).  Landlord shall provide Tenant with documentation reasonably acceptable to Tenant supporting any such allocation of Operating Expenses to the “mezzanine improvements”.

(c)                                  Proration.  If only part of any calendar year falls within the Term, the amount computed as Tenant’s Share of Operating Costs for such calendar year under this subsection shall be prorated in proportion to the portion of such calendar year falling within the Term (but the expiration of the Term before the end of a calendar year shall not impair the

Tenant’s obligation hereunder to pay such prorated portion of Tenant’s Share of Operating Costs for that portion of such calendar year falling within the Term, which amount shall be paid on demand as Additional Rent).  Tenant’s Share of Operating Costs shall be periodically adjusted to reflect Tenant’s increased occupancy of the Premises in accordance with the schedule set forth in Section 3.1(b) above.

(d)                                 Landlord’s Right to Estimate.  Anything in this subsection to the contrary notwithstanding, the Landlord, at its reasonable discretion, may (a) make from time to time during the Term a reasonable estimate of the Additional Rent which may become due under this subsection for any calendar year, (b) require the Tenant to pay to the Landlord for each calendar month during such year one twelfth (1/12) of such Additional Rent, at the time and in the manner that the Tenant is required hereunder to pay the monthly installment of the Base Rent for such month, and (c) increase or decrease from time to time during such calendar year the amount initially so estimated for such calendar year, all by giving the Tenant written notice thereof, accompanied by a schedule setting forth in reasonable detail the expenses comprising the Operating Costs, as so estimated.  In such event, the Landlord shall cause the actual amount of such Additional Rent to be computed and certified to the Tenant within one hundred twenty (120) days after the end of such calendar year.  Any overpayment or deficiency in the Tenant’s payment of Tenant’s Share of Operating Costs shall be reconciled between the Landlord and the Tenant; the Tenant shall pay the Landlord or the Landlord shall credit to the Tenant’s account (or, if such reconciliation is at the end of the Term, the Landlord shall pay to the Tenant), as the case may be, within thirty (30) days after such notice to the Tenant, such amount necessary to effect such reconciliation.  Except as otherwise set forth herein, the Landlord’s failure to provide such notice within the time prescribed above shall not relieve the Tenant of any of its obligations hereunder.

4.5                               When Due and Payable.

(a)                                 Base Rent.  The Base Rent for any Lease Year shall be due and payable in twelve (12) consecutive, equal monthly installments, in advance, on the first (1st) day of each calendar month during such Lease Year.  In addition, if the Rent Commencement Date falls on a day other than the first day of a calendar month, then the Base Rent for the first month of the Term shall be prorated based on the number of days remaining in that month and such amount shall be due and payable on the Rent Commencement Date.

(b)                                 Additional Rent.  Any Additional Rent accruing to the Landlord under this Lease, except as is otherwise set forth herein, shall be due and payable when the installment of Base Rent next falling due after such Additional Rent accrues and becomes due and payable.

(c)                                  No Set-Off; Late Payment.  Each such payment shall be made promptly when due, without any deduction or setoff whatsoever, and without demand, failing which the Tenant shall pay to the Landlord as Additional Rent, after the fifth (5th) day after such payment remains due but unpaid, a late charge equal to five percent (5%) of such payment which remains due but unpaid.  In addition, any payment that is not paid by the tenth (10th) day after such payment is due shall bear interest at the Default Rate.  Any payment made by the Tenant to the Landlord on account of Rent may be credited by the Landlord to the payment of any Rent then past due before being credited to Rent currently falling due.  Any such payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, the parties hereto hereby agreeing that the Landlord’s acceptance of such payment (whether or not with or accompanied by an endorsement or statement that such lesser amount or the Landlord’s acceptance thereof constitutes payment in full of the amount of Rent then due) shall not alter or impair the Landlord’s rights hereunder to be paid all of such amount then due, or in any other respect.

4.6                               Where Payable.  The Tenant shall pay the Rent, in lawful currency of the United States of America, to the Landlord by delivering or mailing it to the Landlord’s address set forth herein, or to such other address or in such other manner as the Landlord from time to time specifies by written notice to the Tenant.

4.7                               Tax on Lease.  If federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge directly or indirectly upon (a) the Landlord with respect to this Lease or the value thereof, (b) the Tenant’s use or occupancy of the Premises, (c) the Base Rent, Additional Rent or any other sum payable under this Lease, or (d) this transaction, then the Tenant shall pay the amount thereof as Additional Rent to the Landlord within thirty (30) days following receipt of written demand, unless the Tenant is prohibited by law from doing so, in which event the Landlord at its election may terminate this Lease by giving written notice thereof to the Tenant.

4.8                               Guaranty.  This section left intentionally blank.

4.9                               Security Deposit.  In the event that Tenant’s net worth falls below $175,000,000.00 in any quarterly financial reporting period, Tenant will provide a letter of credit from a national banking institution which institution is in good standing with the Federal Deposit Insurance Corporation (the “FDIC”) and which is in compliance with the FDIC’s Statement of Policy on Capital Adequacy, for the faithful performance of Tenant’s obligations under this Lease.  The amount of such letter of credit shall equal $2,000,000.00 if Tenant’s net worth falls below $175,000,000.00 at any time between the Effective Date of this Lease and September 30, 2018.  The amount of the letter of credit required in the event that Tenant’s net worth falls below $175,000,000.00 shall decline by 20% on September 30th of every calendar year subsequent to September 30, 2018 until reaching $0.  Tenant shall maintain such letter of credit until such time as Tenant’s net worth exceeds $175,000,000.00 for two (2) consecutive quarterly financial reporting periods.  Provided Tenant performs its obligations under this Lease, the security deposit shall be returned to Tenant without interest within thirty (30) days following the expiration or earlier termination of the Lease.  If Tenant shall default in any obligation under this Lease beyond any applicable notice and cure period, Landlord shall be entitled to apply any or all of the security deposit toward Landlord’s damages as reasonably determined by Landlord, and Tenant shall within ten days (10) after receipt of written notice thereof, deposit with Landlord an amount sufficient to restore the security deposit to its original amount, which amount shall constitute additional rent.

ARTICLE 5

TAXES

5.1                               Payment.  For each Tax Year, the Tenant shall pay to the Landlord in the manner provided herein, Tenant’s Share of the increase in the Taxes levied upon or assessed against the Property, over a base year of 2014-2015, and as modified by section 4.4(b), above.  In addition, if Landlord provides evidence reasonably acceptable to Tenant that any amount of the Taxes is solely attributable to the “mezzanine improvements” in the Premises, Tenant shall pay for the entirety of the Taxes so attributable to the “mezzanine improvements” in the Premises (the “mezzanine improvements” specifically refers to the anticipated construction of a “mezzanine area” in the Field House portion of the Premises).

5.2                               Proration.  If only part of any Tax Year falls within the Term, the amount computed as Tenant’s Share of Taxes for such Tax Year under this subsection shall be prorated in proportion to the portion of such Tax Year falling within the Term (but the expiration of the Term before the end of a Tax Year shall not impair the Tenant’s obligations hereunder to pay such prorated portion of Tenant’s Share of Taxes for that portion of such Tax Year falling within the Term, which amount shall be paid on demand).  Tenant’s Share of Taxes shall be periodically adjusted to reflect Tenant’s increased occupancy of the Premises in accordance with the schedule set forth in Section 3.1(b) above.

5.3                               Method of Payment.  Tenant’s Share of Taxes shall be paid by the Tenant, at the Landlord’s election (i) in advance, in equal monthly installments in such amounts as are estimated and billed for each Tax Year by the Landlord at the commencement of the Term and at the beginning of each successive Tax Year during the Term, each such installment being due on the first day of each calendar month or (ii) in a lump sum, following the Landlord’s receipt of the tax bill for the Tax Year in question, and calculation of Tenant’s Share of Taxes with respect thereto.  If the Landlord has elected that the Tenant pay Tenant’s Share of Taxes in installments, in advance, then, at any time during a Tax Year, the Landlord may re-estimate Tenant’s Share of Taxes and thereafter adjust the Tenant’s monthly installments payable during the Tax Year to reflect more accurately Tenant’s Share of Taxes.  Within one hundred twenty (120) days after the Landlord’s receipt of tax bills for each Tax Year, the Landlord will notify the Tenant of the amount of Taxes for the Tax Year in question and the amount of Tenant’s Share of Taxes thereof.  Any overpayment or deficiency in the Tenant’s payment of Tenant’s Share of Taxes for each Tax Year shall be reconciled between the Landlord and the Tenant.  Tenant shall pay the Landlord or the Landlord shall credit to the Tenant’s account (or, if such reconciliation is at the end of the Term, the Landlord shall pay the Tenant) such amount necessary to effect such reconciliation within thirty (30) days after such notice to the Tenant. Except as otherwise set forth herein, the Landlord’s failure to provide such notice within the time prescribed above shall not relieve the Tenant of any of its obligations hereunder. Upon request by Tenant, Landlord shall provide Tenant with a copy of any tax bills for the Property.

5.4                               Taxes on Rent.  In addition to Tenant’s Share of Taxes, the Tenant shall pay to the appropriate agency any sales, excise and other tax (not including, however, the Landlord’s income taxes) levied, imposed or assessed by the State of Maryland or any political subdivision thereof or other taxing authority upon any Rent payable hereunder.  The Tenant shall also pay, prior to the time the same shall become delinquent or payable with penalty, all taxes imposed on its inventory, furniture, trade fixtures, apparatus, equipment, leasehold improvements installed by the Tenant or by the Landlord on behalf of the Tenant and any other property of the Tenant.

ARTICLE 6

USE OF PREMISES

6.1                               Nature of Use/Use Restriction.  Tenant shall use the Premises solely and exclusively for the business purpose of operating a general office and ancillary uses thereto, consistent with Tenant’s current use of the Premises.  Tenant covenants and warrants that under no circumstances shall Tenant operate the premises in a manner that violates any of the exclusivity use extended by Landlord to any other tenant in the Building or Project or any of the prohibited uses, as set forth in Exhibit “G” attached hereto and incorporated herein by reference.  In the event that Tenant breaches the covenant and warranty in the foregoing sentence, it shall indemnify and hold Landlord harmless for same, including the payment of all reasonable and actual costs and expenses incurred by Landlord, including but not limited to any defense costs incurred in responding to any action or complaint brought by any other tenant, and for reasonable attorneys fees and costs of litigation.  Notwithstanding anything herein to the contrary, Landlord hereby acknowledges and approves of Tenant’s right to serve food and beverages to its employees and guests at the Premises, but Tenant shall not sell any such food or beverages nor operate any portion of the Premises as a restaurant.

6.2                               Compliance with Law and Covenants.  Landlord hereby covenants and agrees at its expense to maintain the Building and the Common Areas of the Building in compliance with all applicable Laws, including but not limited to, the Americans with Disabilities Act.  To the best of Landlord’s knowledge and belief, the Building and Common Areas of the Building will be in compliance with such applicable laws, in effect as of the Effective Date. The Tenant, throughout the Term and at its sole expense, in its use and possession of the Premises, shall comply promptly and fully with (i) all laws, ordinances, notices, orders, rules, regulations and requirements of all federal, state and municipal governments and all departments, commissions, boards and officers thereof, including the Maryland Clean Air Act of 2007 and (ii) all covenants and restrictions affecting the Premises; pay when due all personal property taxes, income taxes, license fees and other taxes assessed, levied or imposed upon the Tenant or any other person in connection with the operation of its business upon the Premises or its use thereof in any other manner; and not obstruct, annoy or interfere with the rights of other tenants or Landlord in the operation and management of the Building.

6.3                               Mechanics’ Liens.  Without limiting the generality of the foregoing provisions of this section, the Tenant shall not create or permit to be created, and if created shall discharge or have released, any mechanics’ or materialmens’ lien arising while this Lease is in effect and affecting any or all of the Premises, the Building and/or the Project, and the Tenant shall not permit any other matter or thing whereby the Landlord’s estate, right and interest in any or all of the Premises, the Building and/or the Project might be impaired or encumbered.  The Tenant shall defend, indemnify and hold harmless the Landlord against and from any and all liability, claim of liability or expense (including but not limited to that of reasonable attorneys’ fees) incurred by the Landlord on account of any such lien or claim.

6.4                               Signs.

(a)                                 Property Branding and Exterior Signage. On the later of i) October 1, 2014 and ii) substantial completion of the Phase II improvements described herein, Landlord shall re-brand the Property “Millennial Media Center at the Can Company” and shall install signage consistent with same, subject to the terms of this section.

(b)                                 Landlord shall provide an allowance (the “Re-Branding Allowance”) of fifty thousand dollars ($50,000.00) to Tenant to be used in the re-branding of the Property, which allowance shall be utilized for the development of promotional materials, logos, and signage.

(c)                                  Landlord will, at Tenant’s request and cost (and subject to the aforementioned Re-Branding Allowance): (i) install exterior signage at the Property noting the name “Millennial Media Center at The Can Company”, which exterior signage shall include a mutually agreed upon logo in accordance with this section, and (ii) modify the existing pylon signage at the entrances to the Property on Boston Street (the “Existing Pylon Signs”) such that such pylon signage reflects the new branding and logo “Millennial Media Center at the Can Company” and removes the existing Can Company logo (collectively the “Pylon Signage”).  Any and all exterior signage installed pursuant to this Section 6.4 (collectively, the “Exterior Signage” and each individual exterior sign an “Exterior Sign”) and the Pylon Signage shall be (i) created pursuant to design(s) and placements on the Property that shall be mutually agreed upon by Landlord and Tenant (it being expressly acknowledged and agreed that all Exterior Signage shall be installed only in the locations set forth on Exhibit “J” and that the Pylon Signage shall be in the locations of the Existing Pylon Signs), (ii) in compliance with (1) the City of Baltimore’s laws and specifications, and any other rules, regulations or restrictions affecting the Property and (2) sign criteria reasonably established by Landlord for tenants at the Project, such sign criteria attached hereto as Exhibit “F”.  Subject to the terms of this Section 6.4, Tenant shall have the exclusive right to install Exterior Signage in the locations set forth on Exhibit “J”, subject to any existing (or replacement) signage of Landlord at the Property, including but not limited to the vertical “The Can Company” sign on the corner of the Signature Building and the “American Can Company” historic neon sign at the east facing roof parapet.

(d)                                 In addition, Landlord shall utilize the name “Millennial Media Center at the Can Company” (although not specifically to the exclusion of the names of other tenants of the Property) and include a mutually agreed upon logo in printed materials it utilizes to announce or advertise public events and promotions at the Property, with the exception of promotions and events (A) sponsored by DAP or DAP successors or (B) undertaken as part of Landlord’s efforts to lease, re-lease, finance, sell or otherwise promote the Property for sale or lease.

(e)                                  Interior Signage.      Tenant shall have (i) the exclusive right to install signage throughout the Premises, including the Signature Building, the “Entry Volume”, Field House, and Annex, and throughout the non-lobby areas of the Factory Building (excepting therefrom the elevator and the first and second floor lobbies of the Factory Building) and (ii) the non-exclusive right to install signage in the lobby of the Factory Building.  All signage (and the locations thereof) installed by Tenant pursuant to this Section 6.4(b) shall be (A) subject to Landlord’s approval, which approval shall be granted or denied in Landlord’s reasonable discretion, but Landlord may take into consideration with respect to such approval the commercial concerns of DAP Products, Inc., (B) repaired and maintained in a first-class condition throughout the Term at Tenant’s sole cost and expense, and (C) installed at Tenant’s sole cost and expense.

(f)                                   The foregoing rights shall be further subject to the following conditions:

(i)                                    Tenant’s exclusive rights and the Landlord’s obligation to brand the Property, including the use of logos and signage bearing the name “Millennial Media at the Can Company” shall terminate if at any time during the Lease Tenant or an Affiliate is not occupying at least fifty percent (50%) of the leased square footage contemplated by this agreement and all subsequent signage agreements.

(ii)                                In addition, if at any time during the Term Tenant has been in monetary default beyond the expiration of any applicable notice and cure period two (2) or more times in any twelve (12) month period, Tenant’s signage rights granted hereunder may, at Landlord’s election, be forfeited in their entirety.

(iii)                            If Tenant loses its signage rights as set forth in the preceding paragraphs, Landlord may remove the signage of Tenant at Landlord’s sole cost and expense.

6.5                               License.

(a)                                 Grant of License.  The Landlord hereby grants to the Tenant a non-exclusive license to use (and to permit its officers, members, partners, directors, agents, employees and invitees to use), in the course of conducting business at the Premises, the Common Areas.

(b)                                 Non-Exclusive License.  Such license shall be exercised in common with the exercise thereof by the Landlord, the other tenants or occupants of the Project, and their respective officers, members, partners, directors, agents, employees and invitees.

(c)                                  Parking Areas:

(i)                                    The Landlord hereby grants to the Tenant a non-exclusive license to use (and to permit its officers, members, partners, directors, agents, employees and invitees to use), in the course of conducting business at the Premises, the Parking Areas at the Project during the term of the Lease.  Any language to the contrary in this lease notwithstanding, Landlord does reserve unto itself the right to change the lay-out of the Parking Area, and the points of ingress and egress from said Parking Areas.  Parking spaces designated to Tenant within the Property’s garage shall exclude spaces numbered 70 through 77, 33, and 35 on the attached Exhibit “I”.

(ii)                                Throughout the duration of this Lease, including its Renewal Terms, parking passes provided to Tenant by Landlord shall be as follows and pursuant to the following rates:

1.                                      Garage Parking:     Throughout the duration of this Lease, including extensions or renewals thereof, Landlord shall provide to Tenant up to 110 parking passes for spaces located: (i) within the Property’s parking garage, (ii) the adjacent Safeway parking lot, or (iii) the City of Baltimore lot.  Of the 110 parking passes, no less than eighty-five (85) spaces shall be in the Property’s parking garage, and no more than twenty-five (25) spaces shall be located in areas other than the parking garage.

Forty-two (42) of the parking passes for the Property’s parking garage shall be provided at no additional cost or expense to Tenant.  Of the forty-two (42) parking passes, twenty (20) of such parking passes shall be for “Reserved” spaces within the Property’s parking garage and shall be clearly identified as such.

The balance of the parking passes for spaces located within the Property’s parking garage shall be provided at the initial monthly rate of one hundred dollars and no cents ($100.00) per parking space.  The monthly rate shall be subject to annual adjustment at the rate of two and three-quarters percent (2.75%) applied on the anniversary of the date upon which the parking passes are delivered from Landlord to Tenant.

2.                                      Surface Parking:         Landlord may provide parking passes for up to twenty five (25) parking spaces located on the adjacent Safeway parking lot, including the component owned by the City of Baltimore.  Tenant’s cost for the use of such parking spaces shall be no more than the costs defined by an existing licensing agreement between Safeway and Can Company, LLC, subject to adjustment at a rate no greater than two and three-quarters percent (2.75%) per Lease Year.

During the initial lease year and within thirty (30) days prior to Tenant’s occupancy of the 3rd Floor of the Factory Building, Tenant shall provide written notice to Landlord as to the number of additional parking passes it requires (subject to a maximum of 110).

During the initial lease year and within thirty (30) days prior to Tenant’s occupancy of the “Entry Volume”/Field House/Annex space, Tenant shall provide written notice to Landlord as to the number of additional parking passes it requires in excess of those noticed in advance of Tenant’s occupancy of the 3rd Floor of the Factory Building (subject to a maximum of 110).

Tenant shall retain the right to request additional parking passes, subject to a maximum of 110, at any time during the Term of this Lease.

(d)                                 Alterations.  The Landlord reserves the right at any time and from time to time (i) to change or alter the location, layout, nature or arrangement of the Common Areas or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the Building, and (ii) to construct additional improvements on the Project and make alterations thereof or additions thereto and build additional stories on or in any such buildings adjoining the same; provided, however, in the exercise of its rights hereunder, Landlord shall use reasonable efforts to minimize any disruption to Tenant’s normal business operations and no such change or alteration shall deprive the Tenant of access to or use of the Premises.

(e)                                  Use of Common Areas.  The Landlord shall at all times have full and exclusive control, management and direction of the Common Areas.  The Tenant shall maintain in a neat and clean condition that area designated by the Landlord as the refuse collection area.  Except as otherwise expressly stated herein, Tenant shall not place or maintain anywhere within the Project, other than within the area which may be designated by Landlord from time to time as such refuse collection area, any trash, garbage or other similar items.

6.6                               Liability of Landlord.  The Landlord and its agents and employees shall not be liable to the Tenant or any other person whatsoever (a) for any injury to person or damage to Project caused by any defect in or failure of equipment, pipes, wiring or broken glass, or the backing up of any drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises, or (b) for any loss or damage that may be occasioned by or through the acts or omissions of any other tenant of the Project or of any other person whatsoever, in each case other than to the extent same is due to the gross negligence or willful misconduct of the Landlord or its employees, agents or contractors.

6.7                               Floor Load.  The Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry.  The Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment, and to prescribe the reinforcing, if any, which in the opinion of the Landlord may be required under the circumstances, such reinforcing to be at the Tenant’s sole expense.  Business machines and mechanical equipment shall be placed and maintained by the Tenant in settings sufficient in the Landlord’s judgment to absorb and prevent vibration and noise, and the Tenant shall, at its sole expense, immediately take such steps as the Landlord may direct to remedy any such condition.  In no event shall Tenant allow any load upon the floor which exceeds one hundred twenty-five (125) pounds per square foot.

6.8                               Hazardous Materials.  Landlord represents and warrants that, to the best of its knowledge, following the remediation efforts completed prior to 1996, Landlord has maintained the Building and the Project in compliance with all Environmental Laws.  Landlord covenants not to bring onto the Property or Building, any Hazardous Materials.  The Tenant warrants and agrees that the Tenant shall not cause or permit any Hazardous Material to be brought upon, kept, released, discharged, or used in or about the Premises by the Tenant, its agents, employees, contractors or invitees.  If the Tenant breaches the obligations stated in the preceding sentence, then the Tenant shall indemnify, defend and hold the Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises and the Building, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building or the Project generally, damages from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees) which arise during or within six (6) months after the Term as a result of such contamination.  This indemnification of the Landlord by the Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any governmental authority because of Hazardous Material present in the soil or ground water or under the Premises or the Property generally.  As used herein (i) “Environmental Laws” means the Clean Air Act, the Resource Conservation Recovery Act of 1976, the Hazardous Material Transportation Act, the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Consumer Product Safety Act, the Clean Water Act, the Federal Water Pollution Control Act, the National Environmental Policy Act, Md.  Nat.  Res.  Code Ann., Title 8, and Md.  Env.  Code Ann., Title 7, as each of the foregoing shall be amended from time to time, and any similar or successor laws, federal, state or local, or any rules or regulations promulgated thereunder; and (ii) “Hazardous Materials” means and includes asbestos; “oil, petroleum products and their by-products “hazardous substances;” “hazardous wastes” or “toxic substances,” as those terms are used in Environmental Laws; or any substances or materials listed as hazardous or toxic in the United States Department of Transportation, or by the Environmental Protection Agency or any successor agency under any Environmental Laws but excluding immaterial quantities of substances customarily and prudently used in the normal course of business on, building and construction materials at, or landscaping, cleaning or maintenance of the Property in accordance with any applicable law.  Notwithstanding anything contained herein to the contrary, Landlord represents that to the best of its knowledge, as of the commencement date of this Lease, the Premises are not in violation of any federal, state, or local prohibition against the presence of PCB’s or other Hazardous Materials.

6.9                               Trade Name.  Unless otherwise approved in writing by the Landlord, such approval not to be unreasonably withheld, conditioned or delayed, the Tenant shall conduct the business in the Premises only in the name of “Millennial Media”.  Notwithstanding the foregoing, in the event the Tenant is acquired or merges with another entity, or to the extent the Tenant elects to change its name for any reason, Tenant shall have the right to conduct business in the Premises in such name following written notice to Landlord.  The Tenant hereby represents and warrants to the Landlord that the Tenant has authority and the exclusive right to use the foregoing trade name.

6.10                        Continuous Operation; Hours of Operation.  From and after the Rent Commencement Date, the Tenant shall occupy the Premises and continuously operate and use the Premises for the permitted use set forth in Section 6.1. The Tenant shall not vacate or abandon any portion of the Premises during the Term.  Notwithstanding the foregoing, Tenant shall not be in breach of this paragraph if the Premises is damaged by fire or other casualty or is otherwise rendered untenantable.

ARTICLE 7

INSURANCE AND

7.1                               Insurance.  At all times from and after the earlier of (i) the entry by the Tenant into the Premises, or (ii) the Rent Commencement Date, the Tenant shall take out and keep in full force and effect, at its expense:

(a)                                 commercial general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, which limits may be reasonably increased by Landlord to reflect changing legal liability standards.  Commercial general liability insurance shall include, but not be limited to, coverage for Premises/Operations, products and completed operations, personal injury, advertising injury liability, broad form contractual liability;

(b)                                 special form property insurance written at full replacement cost value and with replacement cost endorsement covering all of Tenant’s property, except for improvements which are part of the Landlord’s Work;

(c)                                  worker’s compensation or similar insurance in form and amounts required by law; and

(d)                                 business automobile liability insurance of no less than $1 million, combined single limit, including coverage for owned, non-owned and hired automobiles, if applicable;

(e)                                  such other insurance in such types and amounts as Landlord may reasonably require, provided that such other insurance is in accordance with standards generally accepted for comparable buildings in the Baltimore area.

(f)                                   Tenant shall provide to Landlord at the time this Lease is executed, or any other times during the term of the Lease at the Landlord’s sole discretion, certificates of insurance confirming that the insurance required under this Lease has been paid for and acquired by Tenant.

(g)                                 That all insurance to be provided by Tenant shall include a waiver of subrogation in favor of Landlord, shall be issued without any co-insurance penalties, and shall name the Landlord and/or its designees (including without limitation any mortgagee of Landlord’s) as additional insureds, shall be primary and non-contributory, and shall contain provisions wherein the insurer agrees that any such policy shall not be cancelled, materially changed, terminated, or not renewed except upon after giving thirty (30) days advance written notice to the Tenant, and Tenant agrees to promptly provide a copy of any such notice to Landlord and/or its designees.

7.2                               Tenant’s Contractor’s Insurance.  The Tenant shall require any contractor of the Tenant performing work in, on or about the Premises to take out and keep in full force and effect, at no expense to the Landlord, such insurance as Landlord may reasonably require.

7.3                               Policy Requirements.  The company or companies writing any insurance which the Tenant is required to take out and maintain or cause to be taken out or maintained pursuant to this Lease, as well as the form of such insurance, at all times be subject to the reasonable Landlord’s approval, and any such company or companies shall be licensed to do business in the State of Maryland and have a rating of at least A or better and a financial size rating of XII or larger from Best’s Key Rating Guide and Supplemental Service (or comparable rating from a comparable insurance rating service).  Public, commercial general liability and all-risk casualty insurance policies evidencing such insurance shall name the Landlord and/or its designees (including, without limitation, any Mortgagee) as additional insureds, shall be primary and noncontributory, and shall also contain a provision by which the insurer agrees that such policy shall not be cancelled, materially changed, terminated or not renewed except after thirty (30)

days’ advance written notice to the Tenant, and Tenant agrees to promptly provide a copy of any such notice to Landlord and/or such designees.

7.4                               Indemnities by Tenant and Landlord.

(a)                                 Notwithstanding any policy or policies of insurance required of the Tenant, the Tenant, for itself and its successors and assigns, to the extent permitted by law, shall defend, indemnify and hold harmless the Landlord, the Landlord’s agents and any Mortgagee against and from any and all liability or claims of liability by any person asserted against or incurred by the Landlord and/or such agent or Mortgagee in connection with (i) the use, occupancy, conduct, operation or management of the Premises by the Tenant or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; (ii) any work or thing whatsoever done in the Premises during the Term, performed by Tenant, its employees, agents or contractors; (iii) any breach or default in performing any of the obligations under the provisions of this Lease and/or applicable law by the Tenant or any of its agents, contractors, servants, employees, licensees, suppliers, materialmen or invitees during the Term; (iv) any negligent, intentionally tortuous act or omission by the Tenant or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; or (v) any injury to or death of any person or any damage to any property occurring upon the Premises (except to the extent such event results from a condition existing before the execution of this Lease or resulting in the termination of this Lease), and from and against all costs, expenses and liabilities incurred in connection with any claim, action, demand, suit at law, in equity or before any administrative tribunal, arising in whole or in part by reason of any of the foregoing (including, by way of example rather than of limitation, the fees of attorneys, investigators and experts), all except to the extent such claim, action or proceeding is asserted before or after the expiration of the Term or any earlier termination of this Lease and except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

(b)                                 If any such claim, action or proceeding is brought against the Landlord and/or any agent or Mortgagee, the Tenant, if requested by the Landlord or such agent or Mortgagee, and at the Tenant’s expense, promptly shall resist or defend such claim, action or proceeding or cause it to be resisted or defended by an insurer.  The Landlord, at its option, shall be entitled to participate in the selection of counsel, settlement and all other matters pertaining to such claim, action or proceeding, all of which shall be subject, in any case, to the prior written approval of the Landlord.

(c)                                  Subject to the provisions of subsection 7.8, Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all damage, claim, liability, cost or expense arising out of the gross negligence or intentional acts and omissions of the Landlord, its agents, employees, contractors or invitees.

7.5                               Landlord Not Responsible for Acts of Others.  The Landlord shall not be responsible or liable to the Tenant, or to those claiming by, through or under the Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of persons occupying or using space adjoining the Premises or any part of the premises adjacent to or connecting with the Premises or any other part of the Building or the Project, or for any loss or damage resulting to the Tenant (or those claiming by, through or under the Tenant) or its or their property, from (a) the breaking, bursting, stoppage or leaking of electrical cable and/or wires, or water, gas, sewer or steam pipes, (b) falling plaster, or (c) dampness, water, rain or snow in any part of the Building, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.  The Landlord is not obligated to protect from the criminal acts of third parties the Tenant, Tenant’s agents, customers, invitees or employees, the Premises or the property of Tenant or any property of any of Tenant’s agents, customers, invitees or employees.  Tenant hereby acknowledges that Tenant has the sole responsibility for the protection of the Premises, the Tenant’s property and the Tenant’s customers, agents, invitees and employees.  Tenant acknowledges that, if Landlord shall provide security guards for the Common Areas, Landlord does not represent, guarantee, or assume responsibility that Tenant will be secure from any claims or causes of action relating to such security guards.

7.6                               Landlord’s Insurance.  During the Term, the Landlord shall maintain, in commercially reasonable amounts, (a) insurance on the Project against loss or damage by fire and all of the hazards included in the extended coverage endorsement, (b) comprehensive commercial general liability and property damage insurance with respect to the Common Areas, against claims for personal injury or death, or property damage suffered by others occurring in, on or about the Project, and (c) any other insurance, in such form and in such amounts as are deemed reasonable by the Landlord, including, without limitation, rent continuation and business interruption insurance, terrorism insurance, theft insurance and workers’ compensation, flood and earthquake, and boiler and machinery insurance.  The costs and expenses of any and all such insurance carried by the Landlord shall be included as a part of Operating Costs.

7.7                               Increase in Insurance Premiums.  The Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises, the Building or the Project which will contravene the Landlord’s policies of hazard or liability insurance or which will prevent the Landlord from procuring such policies from companies acceptable to the Landlord.  If anything done, omitted to be done, or suffered by the Tenant to be kept in, upon or about the Premises, the Building or the Project shall cause the rate of fire or other insurance on the Premises, the Building or the Project to be increased beyond the minimum rate from time to time applicable to the Premises or to any such other property for the use or uses made thereof, the Tenant shall pay to the Landlord, as Additional Rent, the amount of any such increase upon the Landlord’s demand therefor.

7.8                               Waiver of Right of Recovery.  To the extent that any loss or damage to the Premises, the Building, the Project, any building, structure or other tangible property, or resulting loss of income, or losses under workers’ compensation laws and benefits, are covered by insurance, neither party shall be liable to the other party or to any insurance company insuring the other party (by way of subrogation or otherwise), even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees.  Notwithstanding any provision of this Lease to the contrary, Landlord and Tenant agree that, with respect to each indemnity contained in this Lease, the indemnifying party shall not be required to indemnify the indemnified party for (a) such portion of any claim, cost, damage, expense, fee, liability, loss or suit which is attributable to the acts or omissions (including acts of negligence) of the indemnified party or its respective agents or employees, as applicable, or (b) the portion (if any) of any claim, cost, damage, expense, fee, liability, loss or suit for which the indemnified party is reimbursed by its insurance carrier(s) (or would have been reimbursed by its insurance carrier if the indemnified party had maintained the insurance required to be maintained by the indemnified party hereunder) or any third party.

ARTICLE 8

SERVICES AND UTILITIES

8.1                               (a)                                 As long as an uncured Event of Default shall not exist, Landlord shall provide the following services and utilities during normal business hours on all days except Sundays and federal and state holidays, or unless otherwise stated below. Cost of such services shall be included as an Operating Cost.

(i)                                    when necessary during normal business hours, central heating and air conditioning in the Common Areas at temperature levels customary for comparable office buildings in the immediate vicinity;

(ii)                                janitorial services five business days per week; and

(iii)                            two elevators, to be used in common with other tenants in the Factory Building (there are two elevators in the Signature Building, the maintenance costs for which shall be borne in their entirety by Tenant).

“Normal business hours” for purposes of clause (a) above shall be deemed to mean the periods from 8:30 a.m. until 5:30 p.m. on business days (Monday through Friday).  Tenant shall nonetheless have access to the Premises and elevators twenty-four (24) hours a day, subject to and in accordance with any security procedures that Landlord may have in place.

(b)                                 Tenant shall be responsible for all electricity to the Premises, including lights, outlets, VAV boxes, and Tenant’s proportionate share of the air handling units on the floor, and after-hours HVAC service to the Premises.  Tenant shall pay for electric current supplied to or used in the Premises.  Except for electricity serving the air handling units on the floor, electric service shall be separately metered and billed directly to Tenant, and Tenant shall make payments directly to the service provider. Any language in this Lease to the contrary notwithstanding, Tenant shall pay for all utilities for the third (3rd) Floor of the Factory Building, and shall pay for all the costs for Tenant’s Heating, Ventilation, and Air Conditioning and for the roof-top equipment for the portion of the Premises located on the Third (3rd) Floor of the Factory Building.  Any language to this Lease to the contrary Tenant will, for all portions of the Premises in the Signature Building and the Annex pay Tenant’s Proportionate Share of utilities and for Tenant’s Proportionate Share of the costs of the central tower with two restaurant tenants and will be billed by Landlord for those utility costs by Landlord proportionately with said two restaurant tenants.  All such costs to be paid directly by Tenant as set forth in this section 8.1 shall not be part of Operating Costs.  Landlord shall not be liable to Tenant for damages arising as a result of service interruptions caused by any electric service provider.

(c)                                  Any failure by the Landlord to furnish any of the foregoing services or utilities to the Building resulting from circumstances beyond the Landlord’s reasonable control or from interruption of such services due to repairs or maintenance shall not render the Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of the Tenant, nor cause an abatement of rent hereunder, nor relieve the Tenant from any of its obligations hereunder.  Notwithstanding the foregoing to the contrary, Tenant shall be entitled to receive a rent abatement based on the percentage of the portion of the Premises rendered unusable in the event of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder if (a) Landlord is not proceeding diligently and in good faith to correct such failure and inability and if all or a portion of the Premises is rendered unusable by Tenant for a continuous period of five (5) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises or a portion thereof during such period. If any public utility or governmental body shall require the Landlord or the Tenant to restrict the consumption of any utility or reduce any service for the Building, the Landlord and the Tenant shall comply with such requirements, whether or not the services and utilities referred to in this section 8 are thereby reduced or otherwise affected, without any liability on the part of the Landlord to the Tenant or any other person or any reduction or adjustment in rent payable hereunder.

(d)                                 Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Premises. If Tenant desires to install any equipment which shall require additional utility facilities or utility facilities of a greater capacity than the facilities existing, such installation shall be subject to Landlord’s prior written approval of Tenant’s plans and specifications therefor, such approval not to be unreasonably withheld, conditioned or delayed. If such installation is approved by Landlord and if Landlord provides such additional facilities to accommodate Tenant’s installation, Tenant agrees, to pay Landlord, on demand, the cost for providing such additional utility facilities or utility facilities of greater capacity. Landlord shall not be responsible for providing any meters or other devices for the measurement of utilities supplied to the Premises.

(e)                                  Landlord shall cause to be operated a trash removal service for the Project, the costs and expenses of which shall be a part of Operating Costs. In the event that Tenant’s use of the Premises requires trash removal services in excess of that required for standard office tenants, Tenant shall pay to Landlord, as Additional Rent all costs and expenses in excess of the trash removal costs which are attributable to such excess usage.

(f)                                   The Landlord does not warrant that any utilities provided by any utility company for the Building or the Landlord will be free from shortages, failures, variations or interruptions caused by repairs, maintenance, replacements, improvements, alterations, changes of service, strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or supplies, governmental requirements or requests, or other causes beyond the Landlord’s reasonable control.  The Landlord in no event shall be liable for damages by reason of such shortage, failure or variation, including without limitation loss of profits, business interruption or other incidental or consequential damages unless caused by Landlord or its agents, employees and/or contractors.

ARTICLE 9

REPAIRS AND MAINTENANCE

9.1                               Landlord’s Duty to Maintain Structure.  The Landlord shall maintain or cause to be maintained in good operating condition the structure of the Building and shall be responsible for structural repairs to the exterior walls, load bearing elements, foundations, roofs, structural columns and structural floors with respect thereto, and the Landlord shall make all required repairs thereto, provided, however, that if the necessity for such repairs shall have arisen, in whole or in part, from the negligence or willful acts or omissions of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors, or by any impermissible or unreasonable use of the Premises by the Tenant, then Tenant shall pay to Landlord the reasonable and actual cost of such repairs, as Additional Rent, upon demand.  Any language to the contrary in this Lease notwithstanding, all cleaning, HVAC, mechanical and elevator contracts to be entered into by Landlord for the Property (including the scope and content of such contracts) shall be subject to Tenant’s reasonable approval, not to be unreasonably withheld.  Landlord shall furnish to Tenant copies of all reports relating to the periodic and ongoing maintenance and servicing of all HVAC, mechanical and elevator equipment, including unscheduled repairs and maintenance.  During the Term of this Lease, including any renewals or extensions thereof, Tenant shall have the right to cause Landlord to replace any cleaning, HVAC, and mechanical contractors or service providers with an individual or entity reasonably acceptable to Landlord upon providing thirty (30) days prior written notice to Landlord in the event Tenant is dissatisfied with the services provided, subject at all times to the conditions and timing for termination pursuant to the applicable agreement.

9.2                               Tenant’s Duty to Maintain Premises.

(a)                                 Except as provided in subsection 9.1, the Tenant shall keep and maintain the Premises and all fixtures and equipment located therein in a good, safe, clean and sanitary condition consistent with the operation of similar businesses, and in compliance with all legal requirements with respect thereto. Except as provided in subsection 9.1, all injury, breakage and damage to the Premises (and to any other part of the Building and/or the Project, if caused by any act or omission of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors) shall be repaired or replaced by the Tenant at its sole cost and expense.  The Tenant shall, at its sole cost and expense, keep all pipes and conduits and all mechanical, electrical, HVAC and plumbing systems contained within the Premises in good, safe, clean and sanitary condition.

(b)                                 The Tenant shall:  (i) keep the Premises in a neat, clean and orderly appearance to a standard of cleanliness and hygiene reasonably satisfactory to the Landlord; (ii) remove all trash and garbage at least daily to a location specified by the Landlord, and the Tenant, at its expense and to the Landlord’s reasonable satisfaction, shall remove all trash and garbage from the Premises and the Property; (iii) keep the inside and outside of all windows in the Premises clean; (iv) replace promptly any cracked or broken glass with glass of like kind and quality; (v) keep lit the interior of the Premises when the Tenant is open for business; (vi) take care not to overload the electrical wiring serving the Premises or located within the Premises; (vii) conduct its business in all respects in a dignified manner in accordance with the standards of comparable buildings; (viii) subject to Landlord’s obligations hereunder, maintain the Premises at its own expense in a clean, orderly and sanitary condition, free of insects, rodents, vermin and other pests, and (ix) surrender the Premises at the expiration of the Term or at such other time as the Tenant may vacate the Premises in as good condition as when received, except for ordinary wear and tear and damage by casualty (other than such damage by casualty which is caused, in whole or in part, by the negligence or willful act or omissions of the Tenant, its agents, officers, employees, licensees, invitees or contractors, and which is not wholly covered by the Landlord’s hazard insurance policy).

(c)                                  The Tenant shall not: (i) permit, allow or cause any public or private auction sales (except for charitable purposes), distress sales, or “going out of business” sales to be conducted on or from the Premises; (ii) use or permit the use of any objectionable advertising medium which is audible outside of the Premises; or (iii) place or maintain any merchandise, trash, refuse or other articles in any vestibule, service corridor or entry way of the Premises, on the footwalks or any corridors adjacent thereto or elsewhere on the exterior of the Premises so as to obstruct any driveway, corridor, footwalk or other Common Areas.

(d)                                 Subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant will repair promptly at its own expense by or under the direction of Landlord, any damage (whether structural or nonstructural) to the Premises or the Property caused by any construction or alterations performed by Tenant or by bringing into the Premises or on the Property any property for Tenant’s use, or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused, except to the extent caused by the negligence of Landlord or its contractors or subcontractors or its or their agents or employees.

(e)                                  In the event Tenant fails in the performance to Landlord’s reasonable satisfaction of any of its obligations under this Section, and Tenant fails to commence and diligently pursue the performance of its obligations within thirty (30) days after written notice from Landlord (except that in an emergency no notice shall be required), Landlord, in addition to Landlord’s other remedies under this Lease, at law or in equity, may (but shall not be obligated to do so) cure such default on behalf of Tenant without any liability of Landlord for damage to Tenant’s fixtures or other property or to the business of Tenant or any assignee, subtenant, concessionaire, or licensee by reason thereof, and Tenant shall reimburse Landlord, as Additional Rent, upon demand, for any all reasonable and actual sums paid or costs incurred in curing such default.

ARTICLE 10

IMPROVEMENTS

10.1                        Improvements to the Premises.

(a)                                 Landlord’s Work.  Landlord is leasing the Premises to Tenant subject to the terms of the Work Letter attached as Exhibit “E”.

(b)                                 Construction Improvements.  Landlord shall make those improvements to the Premises n accordance with the terms of the Work Letter attached hereto as Exhibit “E” (the “Construction Improvements”).

10.2                        Tenant Alterations.  (a)  From and after the time that Landlord makes the Construction Improvements, the Tenant shall not make any material alteration, improvement or addition (“Alterations”) to the Premises without first (a) presenting to the Landlord plans and specifications therefor and obtaining the Landlord’s written consent thereto (which shall not, in the case of (i) non-structural interior Alterations, or (ii) Alterations which would not affect any electrical, mechanical, plumbing or other Building systems, be unreasonably withheld, conditioned or delayed so long as such Alterations will not violate applicable law or the provisions of this Lease, or impair the value of the Premises, the Building or the rest of the Property) and (b) obtaining any and all governmental permits or approvals for such Alterations, which are required by applicable law; provided, that (i) any and all contractors or workmen performing such Alterations must first be approved by the Landlord, (ii) all work is performed in a good and workmanlike manner in compliance with all applicable codes, rules, regulations and ordinances, and (iii) the Tenant shall remove any non-standard Alterations to the Premises and restore the Premises to its condition immediately before such non-standard Alterations were made, by not later than the date on which the Tenant vacates the Premises or the Termination Date, whichever is earlier (this restoration provision shall not apply, however, to the Construction Improvements).  The Tenant, at its own expense, shall repair promptly any damage to the Building caused by bringing therein any property for its use, or by the installation or removal of such property, regardless of fault or by whom such damage is caused, unless caused by the gross negligence or willful misconduct of Landlord, its agents, employees and/or contractors.

10.3                        Acceptance of Possession.  The Tenant shall for all purposes of this Lease be deemed to have accepted the Expansion Premises and the Building and to have acknowledged them to be in the condition called for hereunder except with respect to those defects of which the Tenant notifies the Landlord within six (6) months after the Rent Commencement Date.

10.4                        Fixtures.  Any and all improvements, repairs, alterations and all other property attached to, used in connection with or otherwise installed within the Premises by the Landlord or the Tenant shall become the Landlord’s property, without payment therefor by the Landlord, immediately on the completion of their installation; provided that any machinery, equipment or fixtures installed by the Tenant and used in the conduct of the Tenant’s trade or business (rather than to service the Premises, the Building or the Project generally) and not part of the Building Service Equipment shall remain the Tenant’s property.  The terms of section 10.4 shall apply with respect to all of Tenant’s fixtures.

10.5                        Roof Deck.  Subject to the conditions contained herein, the Tenant shall have the right to install a roof deck on the Signature Building subject to the written approval of Landlord (including approval of: design, deck size and the final engineered design), such approval not to be unreasonably withheld, conditioned or delayed, and consistent with all applicable local, state and federal rules and regulations.  Landlord may require, as a condition of approval, that commercially reasonable barriers and safety features be incorporated into the final design, both to limit pedestrian access to any area of the roof that is not part of the deck, and to limit or eliminate access to the edge of the roof.  The full cost of design, construction and maintenance and operating costs for the roof deck (including any additional property taxes solely attributable to the roof deck) shall be paid in their entirety by Tenant.  The design shall make provision for the future maintenance of the roof, and the scope of the work shall include any necessary upgrades to the existing structure, roof, roof membrane, and Building, as well as to the roofing system and flashings to the extent reasonably necessary to allow for access to the areas under the roof deck for inspection.  The roof deck shall be considered part of the Premises for all purposes except for Tenant’s obligation to pay Rent for the roof deck and as to Landlord’s obligation to provide cleaning or janitorial services for same.  The total size of the roof deck shall not exceed 6,000 square feet or such other size to which the parties may subsequently agree.

ARTICLE 11

LANDLORD’S RIGHT OF ENTRY

Subject to Tenant’s reasonable security requirements, the Landlord and its authorized representatives shall be entitled to enter the Premises at any reasonable time during the Tenant’s usual business hours, after giving the Tenant at least one (1) business day written notice thereof, (a) to inspect the Premises, (b) to exhibit the Premises (i) to any existing or prospective purchaser or Mortgagee thereof, or (ii) during the last six (6) months of the Term, to any prospective tenant thereof, provided that in doing so the Landlord and each such invitee observes all reasonable safety standards and procedures which the Tenant may require, and (c) to make any repair thereto and/or to take any other action therein which the Landlord is permitted to take by this Lease or applicable law (provided, that in any situation in which, due to an emergency or otherwise, the Landlord reasonably believes the physical condition of the Premises, the Building or any part of the Project would be unreasonably jeopardized or that a person could be injured unless the Landlord were to take such action immediately, the Landlord shall not be required to give such notice to the Tenant and may enter the same at any time).  Nothing in this section shall be deemed to impose any duty on the Landlord to make any such repair or take any such action, and the Landlord’s performance thereof shall not constitute a waiver of the Landlord’s right hereunder to have the Tenant perform such work.  The Landlord shall not in any event be liable to the Tenant for any inconvenience, annoyance, disturbance, loss of business or other damage or loss sustained by the Tenant by reason of the making of such repairs, the taking of such action or the bringing of materials, supplies and equipment upon the Premises during the course thereof, and the Tenant’s obligations under this Lease shall not be affected thereby provided Landlord shall use reasonable efforts to minimize any disruption to Tenant’s normal business operations.

ARTICLE 12

DAMAGE OR DESTRUCTION

12.1                        Option to Terminate.  If during the Term either the Premises or the Building are damaged by fire or other cause to such extent that the damage, in the reasonable determination of an independent engineer, cannot be fully repaired within one hundred eighty (180) days from the date of the casualty (or if despite a shorter estimate, the restoration in fact takes longer than one hundred eighty (180) days from the date of the casualty), Landlord or Tenant, upon notice to the other party, may terminate this Lease, in which event the Rent shall be apportioned and paid to the date of such damage. Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds are insufficient to pay the full cost of such repair and restoration (provided Landlord maintained the insurance required pursuant to the terms of this Lease), (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws do not permit such repair and restoration, or (4) Landlord elects to raze the Building after any substantial damage to the Building.  On such termination, the Tenant shall pay to the Landlord all Base Rent, Additional Rent and other sums and charges payable by the Tenant hereunder and accrued through the date of such casualty.  If neither party terminates this Lease pursuant to this section, the Landlord shall restore the Premises as soon thereafter as is reasonably possible to their condition on the date of completion of the Landlord’s Work, taking into account any delay experienced by the Landlord in recovering the proceeds of any insurance policy payable on account of such damage or destruction and in obtaining any necessary permits.  Until the Premises are so repaired, the Base Rent (and each installment thereof) and the Additional Rent shall abate in proportion to the floor area of so much, if any, of the Premises as is rendered substantially unusable by the Tenant by such damage or destruction.

12.2                        No Termination of Lease.  Except as is otherwise expressly permitted by subsection 12.1, no total or partial damage to or destruction of any or all of the Premises shall entitle either party hereto to surrender or terminate this Lease, or shall relieve the Tenant from its liability hereunder to pay in full the Base Rent, any Additional Rent and all other sums and charges which are otherwise payable by the Tenant hereunder, or from any of its other obligations hereunder.  Tenant hereby waives any right now or hereafter conferred upon it by statute or otherwise, on account of any such damage or destruction, to surrender this Lease, to quit or surrender any or all of the Premises, or to have any suspension, diminution, abatement or reduction of the Base Rent or any Additional Rent or other sum payable by the Tenant hereunder.

ARTICLE 13

CONDEMNATION

13.1                        Termination of Lease.  If any or all of the Premises and/or of that portion of the Project underlying the Premises is taken by the exercise of any power of eminent domain or is conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which is herein referred to as a “Condemnation”), this Lease shall terminate on the date on which the title to so much of the Premises as is the subject of such Condemnation vests in the condemning authority, unless the parties hereto otherwise agree in writing.  If all or any substantial portion of the Building or the Project other than that portion thereof underlying the Premises is taken or conveyed in a Condemnation, the Landlord shall be entitled, by giving written notice thereof to the Tenant, to terminate this Lease on the date on which the title to so much thereof as is the subject of such Condemnation vests in the condemning authority.  If this Lease is not terminated pursuant to this subsection, and subject to receipt of sufficient proceeds from the condemning authority, the Landlord shall restore any of the Premises damaged by such Condemnation substantially to its condition immediately before such Condemnation, as soon after the Landlord’s receipt of the proceeds of such Condemnation as is reasonably possible under the circumstances.

13.2                        Condemnation Proceeds.  Regardless of whether this Lease is terminated under this section, the Tenant shall have no right in any such Condemnation to make any claim on account thereof against the condemning authority, except that the Tenant may make a separate claim for the Tenant’s moving expenses and the value of the Tenant’s trade fixtures, provided that such claim does not reduce the sums otherwise payable by the condemning authority to the

Landlord.  Except as aforesaid, the Tenant hereby (a) waives all claims which it may have against the Landlord or such condemning authority by virtue of such Condemnation, and (b) assigns to the Landlord all such claims (including but not limited to all claims for leasehold damages or diminution in value of the Tenant’s leasehold interest hereunder).

13.3                        Effect on Rent.  If this Lease is terminated under this section, any Base Rent, any Additional Rent and all other sums and charges required to be by the Tenant hereunder shall be apportioned and paid to the date of such termination.  If this Lease is not so terminated in the event of a Condemnation, the Base Rent (and each installment thereof) and the Additional Rent shall be abated from the date on which the title to so much, if any, of the Premises as is the subject of such Condemnation vests in the condemning authority, through the Termination Date, in proportion to the floor area of such portion of the Premises as is the subject of such Condemnation.

13.4                        No Termination of Lease.  Except as otherwise expressly provided in this section, no total or partial Condemnation shall entitle either party hereto to surrender or terminate this Lease, or shall relieve the Tenant from its liability hereunder to pay in full the Base Rent, any Additional Rent and all other sums and charges which are otherwise payable by the Tenant hereunder, or from any of its other obligations hereunder, and the Tenant hereby waives any right now or hereafter conferred upon it by statute or otherwise, on account of any such Condemnation, to surrender this Lease, to quit or surrender any or all of the Premises, or to receive any suspension, diminution, abatement or reduction of the Base Rent or any Additional Rent or other sum payable by the Tenant hereunder.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1                        Landlord’s Consent Required.  The Tenant shall not assign this Lease, in whole or in part, nor sublet all or any part of the Premises, nor license concessions or lease departments therein, nor otherwise permit any other person to occupy or use any portion of the Premises (collectively, a “Transfer”), without in each instance first obtaining the prior written consent of the Landlord, which consent may not be unreasonably withheld, conditioned or delayed, provided said assignee or subtenant agrees in writing in a form reasonably acceptable to the Landlord to be bound by all of the terms and conditions of this Lease and Tenant is not in default under the terms and provisions of this Lease beyond any applicable notice and cure period.  In addition, the assignee must satisfy all of the following conditions:  (i) the assignee must have the financial ability to meet all obligations under this Lease; (ii) such transfer does not adversely affect the quality and type of business operation which Tenant has conducted theretofore; (iii) such transferee shall possess qualifications for the Tenant’s business substantially equivalent to those of Tenant and shall have demonstrated recognized experience in successfully operating a similar business; (iv) such transferee shall continue to operate the business conducted in the Premises pursuant to all of the provisions of the Lease; and (v) Tenant shall provide Landlord with a copy of such assumption/transfer document.  Notwithstanding the foregoing, Tenant shall have the right without Landlord’s prior written consent (but with at least fifteen (15) days prior written notice to Landlord) to assign this Lease or sublet all or any part of the Premises to any parent, subsidiary, or affiliate corporation. Consent by the Landlord to any assignment, subletting, licensing or other Transfer shall not (i) constitute a waiver of the requirement for such consent to any subsequent assignment, subletting, licensing or other Transfer, (ii) relieve the Tenant from its duties, responsibilities and obligations under this Lease, or (iii) relieve any guarantor of this Lease from such guarantor’s obligations under its guaranty agreement.  For purposes hereof, an affiliate shall mean any corporation, limited liability company, association, trust, or partnership (1) that Controls (as herein defined) Tenant, (2) that is under the Control of Tenant, through stock ownership or otherwise, (3) that is under common Control with Tenant, or (4) which results from the merger or consolidation with Tenant, or acquires all of the assets of Tenant, provided that after the conclusion of such transaction, the surviving entity has a net worth and general creditworthiness (which shall be determined using generally accepted accounting principles consistently applied and using the most recent financial statements) not less than those of Tenant immediately prior to such merger, consolidation or reorganization.  The terms “Control” or “Controls” as used in this Section 14.1 shall mean the power to directly control all management decisions of Tenant or such other entity.

14.2                        Acceptance of Rent from Transferee.  The acceptance by the Landlord of the payment of Rent from any person following any act, assignment or other Transfer prohibited by this section shall not constitute a consent to such act, assignment or other Transfer, nor shall the same be deemed to be a waiver of any right or remedy of the Landlord’s hereunder.

14.3                        Conditions of Consent.  All reasonable costs incurred by the Landlord in connection with any request for consent to a Transfer, including reasonable costs of investigation and the reasonable fees of the Landlord’s counsel, in an amount not to exceed one thousand and no/100 dollars ($1,000.00) in the aggregate shall be paid by the Tenant on demand as Additional Rent and as a further condition of any consent which may be given.

14.4                        Profits from Use or Transfer.  The Tenant agrees that in the event of a Transfer of the leasehold interest requiring Landlord’s consent, the Tenant shall pay the Landlord as Additional Rent, within ten (10) days after receipt thereof, fifty percent (50%) of the excess of (i) any and all consideration, money or thing of value, however characterized, received by the Tenant or payable to the Tenant in connection with or arising out of such Transfer, over (ii) all amounts otherwise payable by the Tenant to the Landlord pursuant to this Lease.

14.5                        Transfer; Issuance of Corporate Shares; Creation of Partnership Interests.  A.  If the Tenant (or any general partner of the Tenant, or any guarantor of the Tenant), is a corporation (other than a corporation the outstanding voting stock of which is listed on a “national securities exchange,” as defined in the Securities Exchange Act of 1934), or a general or limited partnership or a limited liability company, the Tenant shall give the Landlord notice within fifteen (15) days following the date upon which (i) additional voting stock (or Membership Interest, as the case may be) is issued by the Tenant or by any such general partner or guarantor or member of Tenant, or any part or all of the corporate shares of the Tenant or any such general partner or guarantor or member is Transferred if such issuance or transfer results in a change in control of the ownership of Tenant, or (ii) additional partnership, stock ownership, or member interests are created by the Tenant or by any such guarantor, general partner, shareholder, or member, or any part or all of the partnership or member interests of the Tenant or of any such guarantor are Transferred, by sale, assignment, pledge, bequest, inheritance, operation of law or otherwise.

14.6                        Landlord’s Right of Recapture.  [Intentionally omitted.]

ARTICLE 15

RULES AND REGULATIONS

The Landlord shall have the right to prescribe, at its sole discretion, the Rules and Regulations.  The Rules and Regulations may govern, without limitation, the use of sound apparatus, noise or vibrations emanating from machinery or equipment, obnoxious fumes and/or odors, the parking of vehicles, lighting and storage and disposal of trash and garbage.  The Landlord will not enforce the Rules and Regulations in a discriminatory manner and will make reasonable efforts to enforce the Rules and Regulations uniformly against all tenants.  The Tenant shall adhere to the Rules and Regulations and shall cause its agents, employees, invitees, visitors and guests to do so.  A copy of the Rules and Regulations in effect on the date hereof is attached hereto as Exhibit “D”. The Landlord shall have the right to amend the Rules and Regulations in a reasonable manner from time to time.

ARTICLE 16

SUBORDINATION AND ATTORNMENT

16.1                        Subordination.

(a)                                 Subject to the terms of this Article 16, unless a Mortgagee otherwise shall elect as provided herein, the Tenant’s rights under this Lease are and shall remain subject and subordinate to the lien operation and effect of any mortgage, deed of trust or other security instrument constituting a lien upon the Premises, and/or the Project, whether the same shall be in existence on the date hereof or created hereafter (any such lease, mortgage, deed of trust or other security instrument being referred to herein as a “Mortgage,” and the party or parties having the benefit of the same, whether as beneficiary, trustee or noteholders being referred to hereinafter collectively as “Mortgagee”).  The Tenant’s acknowledgment and agreement of subordination as provided for in this section is self-operative and no other instrument of subordination shall be required; however, the Tenant shall execute and deliver, within fifteen (15) business days after written request therefor, a document providing for such further assurance thereof and for such other matters as shall be requisite or as may be requested from time to time by the Landlord or any Mortgagee.

(b)                                 The Landlord hereby directs the Tenant, upon (i) the occurrence of any event of default by the Landlord, as mortgagor under any Mortgage, (ii) the receipt by the Tenant of a notice of the occurrence of such event of default under such Mortgage from the Landlord or such Mortgagee, or (iii) a direction by the Mortgagee under such Mortgage to the Tenant to pay all Rent thereafter to such Mortgagee, to make such payment to such Mortgagee, and the Landlord agrees that in the event that the Tenant makes such payments to such Mortgagee, as aforesaid, the Tenant shall not be liable to the Landlord for the same.  In addition, the Mortgagee (and any person who acquires the property from Mortgagee) shall not be responsible for security deposits not actually received by the Mortgagee, or its affiliate, after the Mortgagee, or its affiliate, becomes the owner of the property.

16.2                        Mortgagee’s Unilateral Subordination.  If a Mortgagee shall so elect by written notice to the Tenant or by the recording of a unilateral declaration of subordination, this Lease and the Tenant’s rights hereunder shall be superior and prior in right to the Mortgage of which such Mortgagee has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage, subject, nevertheless, to such conditions as may be set forth in any such notice or declaration.

16.3                        Attornment. Within a reasonable time after the full execution of this Lease but in no event more than sixty (60) days, Landlord shall obtain a non-disturbance agreement on Tenant’s behalf from the existing Mortgagee, if any, on such Mortgagee’s commercially reasonable standard form (and in recordable form).  Provided the applicable mortgagee delivers to Tenant a nondisturbance agreement on such form agreeing that such Mortgagee or any purchaser in a foreclosure sale shall recognize and be bound by the terms of this Lease upon a foreclosure or deed in lieu thereof (or termination of any such ground lease), this Lease shall be subject and subordinate to the provisions, operation and effect of said lien.  As a condition to Tenant’s subordination for all future Mortgagees, Landlord shall secure for and promptly deliver to Tenant such a non-disturbance agreement recognizing Tenant’s (and its designees’, assignees’ and subtenants’) rights under this Lease from each future Mortgagee hereafter encumbering the Building. Subject to the terms of this Section 16.3, if any Person shall succeed to all or any part of the Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, and if such successor-in-interest requests or requires, the Tenant shall attorn to such successor-in-interest and shall execute and deliver within fifteen (15) business days after receipt thereof an agreement in confirmation of such attornment in a form as may be reasonably requested by such successor-in-interest.  Failure to respond within such fifteen (15) business day period shall be deemed to be a confirmation by the Tenant of the facts and matters set forth therein.

ARTICLE 17

DEFAULTS AND REMEDIES

17.1                        “Event of Default” Defined.  Any one or more of the following events shall constitute a default under the terms of this Lease (“Event of Default”):

(a)                                 the failure of the Tenant to pay any Rent or other sum of money due hereunder to the Landlord or any other person within five (5) days after receipt of written notice that the same is past due, although Landlord shall not be required to send such notice any more than two (2) times in any given twelve (12) month period;

(b)                                 the filing of a petition proposing the adjudication of the Tenant as a bankrupt or insolvent, or the reorganization of the Tenant, or an arrangement by the Tenant with its creditors, whether pursuant to the Federal Bankruptcy Act or any similar federal or state proceeding, unless such petition is filed by a party other than the Tenant and is withdrawn or dismissed within sixty (60) days after the date of its filing;

(c)                                  the appointment of a receiver or trustee for the business or property of the Tenant, unless such appointment is vacated within sixty (60) days of its entry;

(d)                                 the making by the Tenant of an assignment for the benefit of its creditors;

(e)                                  a default by the Tenant in the performance or observance of any covenant or agreement of this Lease to be performed or observed by the Tenant (other than as set forth in clauses (a) through (d) above), which default is not cured within thirty (30) days after the giving of written notice thereof by the Landlord, unless such default is of such nature that it cannot be cured within such 30-day period, in which event an Event of Default shall not be deemed to have occurred if the Tenant institutes a cure within the 30-day period and thereafter diligently and continuously prosecutes the curing of the same until completion but in no event shall such cure period exceed one hundred twenty (120) days; or

(f)                                   the vacating or abandonment of the Premises by the Tenant at any time during the Term together with the failure to pay Rent.

17.2                        Landlord’s Remedies.  Upon the occurrence of an Event of Default, the Landlord, without notice to the Tenant in any instance (except where expressly provided for below), may do any one or more of the following:

(a)                                 perform, on behalf and at the expense of the Tenant, any obligation of the Tenant under this Lease which the Tenant has failed to perform beyond any applicable grace or cure periods and of which the Landlord shall have given the Tenant notice (except in an emergency situation in which no notice is required), the cost of which performance by the Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be deemed Additional Rent and shall be payable by the Tenant to the Landlord as otherwise set forth herein;

(b)                                 elect to terminate this Lease and the tenancy created hereby by giving notice of such election to the Tenant without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by other performance of condition, term, agreement or covenant broken, or elect to terminate the Tenant’s possessory rights and all other rights of the Tenant without terminating this Lease, and in either event, at any time thereafter without notice or demand and without any liability whatsoever, re-enter the Premises by force, summary proceedings or otherwise, and remove the Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of the Tenant without resort to legal process and without the Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and

(c)                                  exercise any other legal and/or equitable right or remedy which it may have at law or in equity, including rights of specific performance and/or injunctive relief, where appropriate.

17.3                        Damages.

(a)                                 If this Lease, or Tenant’s right to possession, is terminated by the Landlord pursuant to subsection 17.2, the Tenant nevertheless shall remain liable for any Rent and damages which may be due or sustained prior to such termination, as well as all reasonable costs, fees and expenses incurred by the Landlord in pursuit of its remedies hereunder, and/or in connection with any bankruptcy proceedings of the Tenant, and/or in connection with renting the Premises to others from time to time plus either:

(i)                                    the Rent which, but for the termination of this Lease, would have become due during the remainder of the Term, less the amount or amounts of rent, if any, which the Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by the Landlord as a result of any failure of such other person to perform any of its obligations to the Landlord), in which case Landlord’s damages shall be computed and payable in monthly installments, in advance, on the first business day of each calendar month following the termination of this Lease and shall continue until the date on which the Term would have expired but for such termination, and any action or suit brought to collect any such damages for any month shall not in any manner prejudice the right of the Landlord to collect any damages for any subsequent months by similar proceeding; or

(ii)                                limited damages equal to the present worth (as of the date of such termination) of the Rent which, but for the termination of this Lease, would have become due during the remainder of the Term, less the fair rental value of the Premises, as determined by an independent real estate appraiser or broker selected by the Landlord, in which case Landlord’s damages shall be payable to the Landlord in one lump sum on demand, and shall bear interest at the Default Rate.  “Present worth” shall be computed by discounting such amount to present worth at a rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank located nearest the Project.

(b)                                 If, as a result of any breach or default in the performance of any of the provisions of this Lease beyond any applicable notice and cure period, Landlord uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or evict Tenant, of if Landlord is required to defend itself or the terms of this Lease and Landlord uses the services of an attorney, then Tenant shall reimburse Landlord, upon demand, for Landlord’s reasonable and actual attorney’s fees, costs, charges and expenses so incurred including, but not limited to the fees and expenses of outside counsel, agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Landlord is involved, with such amounts being due as Additional Rent.  In the event either party initiates legal proceedings or retains an attorney to enforce any right or obligation under this Lease or to obtain relief for the breach of any covenant hereof, the party ultimately prevailing in such proceedings or the non-defaulting party shall be entitled to recover all costs and reasonable attorneys’ fees.

(c)                                  No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Rent, Annual Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest Annual Rent or Additional Rent due and payable. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease, at law or in equity.

ARTICLE 18

ESTOPPEL CERTIFICATE

The Tenant shall, without charge, at any time and from time to time, within fifteen (15) days after receipt of request therefor from the Landlord, execute, acknowledge and deliver to the Landlord, and to such Mortgagee or other party as may be designated by the Landlord, a written estoppel certificate in form and substance as may be reasonably requested from time to time by the Landlord, the other party or any Mortgagee, certifying to the other party, any Mortgagee, any purchaser of Landlord’s interest in all or any part of the Property, or any other person or entity designated by the other party, as of the date of such estoppel certificate, the following: (a) whether the Tenant is in possession of the Property; (b) whether this Lease is in full force and effect; (c) whether there are any amendments to this Lease, and if so, specifying such amendments; (d) whether there are any then-existing setoffs or defenses against the enforcement of any rights hereunder, and if so, specifying such matters in detail; (e) the dates, if any, to which any rent or other sums due hereunder have been paid in advance and the amount of any security deposit held by the Landlord; (f) that the Tenant has no knowledge of any then-existing defaults of the Landlord under this Lease, or if there are such defaults, specifying them in detail; (g) that the Tenant has no knowledge of any event having occurred that authorized the termination of this Lease by the Tenant, or if such event has occurred, specifying it in detail; (h) the address to which notices to the Tenant should be sent; and (i) any and all other matters reasonably requested by the Landlord, any Mortgagee and/or any other person or entity designated by the Landlord.  If this Lease is subject to a Guaranty, any such certificate shall also include the joinder by such Guarantor certifying, among other things, that the Guaranty remains in full force and effect, that no notice of default under the Guaranty has been given to Guarantor by Landlord, and to the best of Guarantor’s knowledge, information, and belief, no condition exists that might give rise to a default by Guarantor under the Guaranty.  Any such estoppel certificate may be relied upon by the person or entity to whom it is directed or by any other person or entity that could reasonably be expected to rely on it in the normal course of business.  The failure of the Tenant to execute, acknowledge and deliver such a certificate in accordance with this section within thirty (30) days after a written request therefor by the Landlord shall constitute an acknowledgment by the Tenant, which may be relied on by any person or entity who would be entitled to rely upon any such certificate, that such certificate as submitted by the requesting party to the other party is true and correct, and the requesting party is hereby authorized to so certify.

ARTICLE 19

QUIET ENJOYMENT

The Landlord hereby warrants that, so long as all of the Tenant’s obligations hereunder are timely performed, the Tenant will have during the Term quiet and peaceful possession of the Premises and enjoyment of such rights as the Tenant may hold hereunder to use the Common Areas, against any person claiming by, through or under Landlord, except if and to the extent that such possession and use are terminated pursuant to this Lease.

ARTICLE 20

NOTICES

Except as may be otherwise provided in this Lease, any notice, demand, consent, approval, request or other communication or document to be provided hereunder to the Landlord or the Tenant (a) shall be in writing, and (b) shall be deemed to have been provided (i) two (2) days following the date sent as certified mail in the United States mails, postage prepaid, return receipt requested, (ii) on the day following the date it is deposited prior to the close of business with Federal Express or another national courier service or (iii) on the date of hand delivery (if such party’s receipt thereof is acknowledged in writing), in each case to the address of such party set forth herein below or to such other address as such party may designate from time to time by notice to each other party hereto.

If to the Landlord, notice shall be sent to:

The Can Company, LLC
c/o Cross St. Partners, LLC.
1040 Hull Street, Suite 200
Baltimore, Maryland 2123

With a copy to:

Vice-President, Asset Management
c/o Cross St. Partners, LLC
1040 Hull Street, Suite 200
Baltimore, Maryland 21230

If to the Tenant, notices shall be sent to:
Executive Vice President and Chief Financial Officer
and
Senior Vice President and Chief Accounting Officer
Millennial Media, Inc.
2400 Boston Street, Suite 301
Baltimore, Maryland 21224

With a copy to:

Cooley LLP
11951 Freedom Drive
Reston, Virginia 20190
Attn: Michelle Garcia Schulman, Esq.

Counsel for a party hereto shall have the right to send any notice to the other party, and such notice so sent shall contain a certification that the sender is counsel to the party for whom the sender is delivering such notice and that the sender is authorized to deliver such notice on such party’s behalf.

ARTICLE 21

GENERAL

21.1                        Effectiveness and Counterparts.  This Lease shall become effective on and only on its execution and delivery by each party hereto.  This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document.  Faxed or emailed signatures shall have the same binding effect as original signatures.

21.2                        Complete Understanding.  This Lease represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior negotiations, representations, guaranties, warranties, promises, statements and agreements, either written or oral, between the parties hereto as to the same.

21.3                        Amendment.  This Lease may be amended by and only by an instrument executed and delivered by each party hereto.

21.4                        Waiver.  No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise).  No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance or any other such right.  Without limiting the generality of the foregoing provisions of this subsection, the Landlord’s receipt or acceptance of any Base Rent, Additional Rent or other sum from the Tenant or any other person shall not be deemed a waiver of the Landlord’s right to enforce any of its rights hereunder on account of any default by the Tenant in performing its obligations hereunder.

21.5                        Applicable Law.  This Lease shall be given effect and construed by application of the laws of Maryland and any action or proceeding arising hereunder shall be brought in the courts of Maryland.

21.6                        Commissions and Advisory Fees.  The parties hereto hereby acknowledge and agree that, in connection with the leasing of the Premises hereunder, Tenant has used the services of an advisor.  For services performed by its advisor, Landlord shall pay to Tenant an advisory fee (“Advisory Fee”) in connection with this Lease in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00).  At Tenant’s election, Tenant may direct Landlord to remit the Advisory Fee directly to its advisor.  Fifty-percent (50%) of this fee shall be paid to Tenant or Tenant’s designee upon signing or execution of this Lease.  The remaining fifty percent (50%) shall be paid to Tenant or Tenant’s designee upon the later of i) July 1, 2014, Tenant’s scheduled initial rent payment pursuant to Article 4.1 A for the portion of the Expansion Premises consisting of the 3rd Floor of the Factory Building, and ii) Tenant’s payment of the first month’s rent due under this Lease for the Premises including the portion of the Expansion Premises consisting of the 3rd Floor of the Factory Building.

Any and all commissions due to any brokers shall be paid in accordance with the terms and conditions set forth in a separate written agreement or agreements between the Landlord and such broker.  Subject to the foregoing, each party hereto hereby represents and warrants to the other that, in connection with such leasing, the party so representing and warranting has not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due on account thereof.  Each party hereto shall indemnify and hold harmless the other against and from any inaccuracy in such party’s representation.

21.7                        Landlord’s Liability.  No Person holding the Landlord’s interest hereunder (whether or not such Person is named as the “Landlord” herein) shall have any liability hereunder after such Person ceases to hold such interest, except for any such liability accruing while such Person holds such interest.  No Mortgagee not in possession of the Premises shall have any liability hereunder.  The Landlord nor any principal, agent, member, officer, director, partner, employee, or contractor of the Landlord, whether disclosed or undisclosed, shall have any personal liability under this Lease.  If the Landlord defaults in performing any of its obligations hereunder or otherwise, the Tenant shall look solely to the Landlord’s equity, interest and rights in the Project to satisfy the Tenant’s remedies on account thereof.  In the event Tenant obtains a final nonappealable judgment against Landlord, but is unable to collect after reasonable collection efforts because Landlord has no equity in the Building, or is otherwise judgment proof, Tenant, at its option, may offset the judgment against its rental obligations hereunder.

21.8                        Remedies Cumulative.  No reference to any specific right or remedy shall preclude the Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity.  No failure by the Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition.  No waiver by the Landlord of any breach by the Tenant under this Lease or of any breach by any other tenant under any other lease of any portion of the Building shall affect or alter this Lease in any way whatsoever.

21.9                        Severability.  No determination by any court, governmental or administrative body or agency or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision hereof, or (b) such provision in any circumstance not controlled by such determination.  Each such provision shall remain valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

21.10                 Authority.  If the Tenant is a corporation partnership, limited liability company or similar entity, the person executing this Lease on behalf of the Tenant represents and warrants that (a) the Tenant is duly organized and validly existing and (b) this Lease (i) has been authorized by all necessary parties, (ii) is validly executed by an authorized officer or agent of the Tenant and (iii) is binding upon and enforceable against the Tenant in accordance with its terms.

21.11                 Recordation.  Neither this Lease, any amendment to this Lease, nor any memorandum, affidavit or other item with respect thereto shall be recorded by the Tenant or by anyone acting through, under or on behalf of the Tenant, and the recording thereof in violation of this provision shall (i) be deemed an Event of Default and (ii) at the Landlord’s election, make this Lease null and void.

21.12                 Headings.  The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference and shall not be considered in construing their contents.

21.13                 Construction.  As used herein, all references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders; (b) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well; and (c) to any section, subsection, paragraph or subparagraph shall be deemed, unless otherwise expressly indicated, to have been made to such section, subsection, paragraph or subparagraph of this Lease.

21.14                 Exhibits.  Each writing or drawing referred to herein as being attached hereto as a schedule, an exhibit or otherwise designated herein as a schedule or an exhibit hereto is hereby incorporated and made a part hereof.

21.15                 Confidentiality.  Landlord and Tenant and their respective principal shareholders or partners, employees and agents agree that the terms and conditions of this Lease shall remain confidential and shall not be disclosed, directly or indirectly, to any individual or entity by either Landlord or Tenant without the express written consent of the other, with the exception of consultants, employees, agents, lawyers, accountants and other professionals employed or retained directly by either or both of the parties to negotiate or work on this Lease who have a legitimate need to know such information and any other disclosures as may be required to comply with applicable legal requirements or otherwise required by a court of law or in connection with any other legal arbitration or dispute resolution proceeding.  Notwithstanding the foregoing, Landlord hereby acknowledges and agrees that Tenant shall have a right to make any disclosures Tenant deems reasonably necessary to comply with any security regulations or applicable laws without the Landlord’s consent.  In the event either party is required by law to provide this Lease or disclose any of its terms, such party shall give the other prompt notice of such requirement prior to making disclosure so that the non-disclosing party may seek an appropriate protective order.  If failing the entry of a protective order a party is compelled to make disclosure, such party shall only disclose portions of this Lease which such party is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.  Any and all public announcements regarding this Lease and any public announcement using either party’s name must be approved in writing by such party prior to publication or other dissemination.

21.16                 First Notice Refusal (Lease):  Landlord hereby grants Tenant a right of first refusal for any office or non-retail space which is not located on the ground floor at the Property that becomes available for lease; however, this right will be subordinate to the existing rights of any 3rd party office tenants at the Property, which include the following: DAP Products, Inc.  Landlord shall immediately notify Landlord if any space at the Property becomes available for lease.  Upon being given any such notice, Tenant will have thirty (30) days within which to make an election on whether to lease all, but not less than all, of any such space.  In the event Tenant elects to lease such space, the space shall be added to the definition of “Premises” in this Lease, and all of the terms and conditions of this Lease, including the Base Rent, shall be applicable.

21.17                 Right of First Offer (Sale):  Throughout the term of this Lease, Landlord will grant unto Tenant a right of first notice (thirty (30) days’ prior notice) of Landlord’s intent to sell the Property in the event that Landlord elects to put the Property on the market for sale.

21.18                 Can Company Tenant, LLC:  Throughout this Lease, wherever the term “Landlord” is used, it shall, as to that portion of the Premises for which Can Company Tenant, LLC is the Landlord as to Tenant (the 2,195 square feet), mean “Can Company Tenant, LLC”.  In addition, whenever under this Lease Tenant receives notice from the Landlord with respect to this 2,195 square feet, any such notice which may be received by Tenant from Can Company, LLC, shall constitute notice to Tenant as if same had come from Can Company Tenant, LLC.

ARTICLE 22

22.1                        Landlord Authorization.  Except to the extent specifically provided herein to the contrary, whenever Landlord’s consent or approval is required to be given under any provision of this Lease, such consent or approval may be withheld in the sole and absolute subjective discretion of Landlord, and Landlord shall not be required to respond to any request for consent or approval within a time period determined by Tenant.  Whenever Landlord is authorized to exercise discretion, Landlord shall exercise such discretion in a commercially reasonable manner.  Tenant waives the right to any claim against Landlord for money damages by reason of any refusal, withholding, or delaying by Landlord of any consent, approval, or statement of satisfaction, and in such event, Tenant’s only remedies therefore shall be an action for specific performance, injunction, or declaratory judgment to enforce any such requirement. All obligations of Landlord hereunder shall be construed as covenants, not conditions.

ARTICLE 23

23.1                        Commercial Purpose.  The parties stipulate that the Premises is being leased exclusively for business, commercial, manufacturing, mercantile, or industrial purposes within the meaning of Section 8-110(a) of the Real Property Article of the Annotated Code of Maryland, and that the provisions of Section 8-110(b) of such Article (or any future statute)

pertaining to the redemption of reversionary interests under leases shall be inapplicable to this Lease.

23.2                        TENANT EXPRESSLY WAIVES ANY RIGHT TENANT MAY HAVE TO REDEEM ITS INTEREST IN THE PREMISES FOLLOWING ENTRY OF JUDGMENT FOR POSSESSION IN FAVOR OF THE LANDLORD BY A COURT OF COMPETENT JURISDICTION.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR LANDLORD’S ENTERING INTO THIS LEASE AND THIS WAIVER IS GIVEN KNOWINGLY, VOLUNTARILY AND INTENTIONALLY.

ARTICLE 24

24.1                        WAIVER OF JURY TRIAL AND WAIVER OF RIGHT TO DECLARATORY JUDGMENT RELIEF.  LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY AND WAIVE THEIR RIGHT TO OBTAIN DECLARATORY JUDGMENT RELIEF IN ANY ACTION OR PROCEEDING TO WHICH THEY OR ANY OF THEM MAY BE A PARTY ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE.  IT IS UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY AND WAIVER OF THEIR RIGHT TO OBTAIN DECLARATORY JUDGMENT RELIEF OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS.  THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY LANDLORD AND TENANT, AND EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY AND WAIVER OF THEIR RIGHT TO OBTAIN DECLARATORY JUDGMENT RELIEF OR TO IN ANYWAY MODIFY OR NULLIFY ITS EFFECT.  LANDLORD AND TENANT ACKNOWLEDGE AND AGREE THAT THIS PROVISIONS IS A SPECIFIC AND MATERIAL ASPECT OF THIS LEASE.  LANDLORD AND TENANT EACH REPRESENT THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, AND THAT IT HAS HAD AN OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  THE TENANT FURTHER AGREES THAT IN THE EVENT THE LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT OR POSSESSION OF THE PREMISES, THAT TENANT WILL NOT, AND HEREBY WAIVES, ALL RIGHT TO INTERPOSE ANY COUNTERCLAIM AND WAIVES THEIR RIGHT TO OBTAIN DECLARATORY JUDGMENT RELIEF OF WHATEVER NATURE IN ANY SUCH PROCEEDING.

IN WITNESS WHEREOF, each party hereto has executed this Lease, or caused it to be executed on its behalf by its duly authorized representatives, on the date first above written.

LANDLORD:

THE CAN COMPANY, LLC

By:	Canton Court, L.L.C., it’s managing member

By:	Hudson Street Real Estate Development, LLP, Its managing member

By:	Luzerne Ave. LLC, its managing partner

By:	/s/ Carl W. Struever	(Seal)

Name:	Carl W. Struever

Title:	Managing Member

THE CANCO TENANT, LLC

By:	/s/ Carl W. Struever	(Seal)

Name:	Carl W. Struever

Title:	Managing Member

TENANT:

Millennial Media, Inc.

By:	/s/ Paul J. Palmieri	(Seal)

Name:	Paul J. Palmieri

Title:	President and CEO